CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Ordinary shares, par value $0.01 per share	4,500,000	US$256.52	US$1,154,340,000.00	US$139,906.01

(1)

The ordinary shares are represented by American depositary shares, or the ADSs, each of which represents 0.125 of an ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (333-145167 and 333-233932).

(2)

Includes (a) ordinary shares being offered by the Selling Shareholder named in this prospectus supplement and ordinary shares the underwriters have an option to purchase from the Selling Shareholder and (b) all ordinary shares initially offered or sold outside the United States that are thereafter resold from time to time in the United States. Offers and sales of shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933 and are not covered by this Registration Statement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and is based on the average of the high and low sales prices of the ADSs on September 24, 2019, as reported on the Nasdaq Global Select Market.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233938

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED SEPTEMBER 25, 2019.

Prospectus Supplement

(to Prospectus dated September 25, 2019)

Ctrip.com International, Ltd.

31,304,352 American Depositary Shares

Representing 3,913,044 Ordinary Shares

(each representing 0.125 of an ordinary share, par value US$0.01 per ordinary share)

This prospectus supplement relates to the proposed sale by Baidu Holdings Limited, a shareholder of Ctrip.com International, Ltd., which we refer to as the Selling Shareholder, or its transferees, pledgees, donees or other successors in interest, of up to 31,304,352 American depositary shares, or ADSs, each representing 0.125 of an ordinary share, par value US$0.01 per share. We will not receive any of the proceeds from the sale of these ADSs by the Selling Shareholder.

The ADSs are listed on the Nasdaq Global Select Market, under the symbol “CTRP.” On September 24, 2019, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$31.75 per ADS.

Investing in the ADSs involves a high degree of risks. See the “Risk Factors” beginning on page S-15 of this prospectus supplement, in any accompanying prospectus and in any documents incorporated by reference into this prospectus supplement.

PRICE US$          PER ADS

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds to the Selling Shareholder (before expenses)	US$	US$

(1)	See “Underwriting” beginning on page S-59 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase up to an aggregate of 4,695,648 additional ADSs from the Selling Shareholder at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement, solely for the purpose of covering over-allotments.

Neither the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in New York, New York on or about                 , 2019.

Goldman Sachs (Asia) L.L.C.	(in alphabetical order)	J.P. Morgan

Prospectus Supplement dated                 , 2019.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We, the Selling Shareholder and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. The Selling Shareholder is not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on behalf of the Selling Shareholder or the underwriters to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, from time to time, we and the Selling Shareholder may offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated September 25, 2019 included in the registration statement on Form F-3, which provides more general information.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should carefully read the accompanying prospectus, this prospectus supplement, the documents incorporated by reference in the accompanying prospectus and this prospectus supplement, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision, together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to our American depositary shares, each of which represents 0.125 ordinary shares;

•

“China” or “PRC” refers to the People’s Republic of China and, solely for the purpose of this prospectus supplement, excludes Taiwan, Hong Kong and Macau, and “Greater China” refers to the PRC, Taiwan, Hong Kong and Macau;

•

“Qunar” refers to Qunar Cayman Islands Limited, a Cayman Islands company, and unless the context requires otherwise, includes its predecessor entities and consolidated subsidiaries and variable interest entities;

•

“RMB” or “Renminbi” refers to the legal currency of China; “US$” or “U.S. dollars” refers to the legal currency of the United States; “£” refers to the legal currency of the United Kingdom; and “€” refers to the legal currency of Eurozone;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.01 per ordinary share; and

•

“we,” “us,” “our company,” “our,” or “Ctrip” refers to Ctrip.com International, Ltd., its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also include its consolidated affiliated Chinese entities, unless otherwise indicated herein. We consolidate the financial results of Qunar starting from December 31, 2015. In calculating the number of hotels with which we have room supply relationships, downloads of and transactions through our mobile channel, outbound travel business, and other operational data, where applicable, as well as in describing our marketing, branding, and intellectual properties, we have not taken into account the comparable operating data or other information of Qunar.

We use RMB as our reporting currency. Substantially all of our operations are conducted in China and substantially all of our revenues are denominated in RMB. This prospectus supplement contains translations of RMB amounts into U.S. dollars at specific rates solely for your convenience. Unless otherwise noted and required by context, all translation from RMB into US$ was made at the noon buying rate of RMB6.8650 to US$1.00 on June 28, 2019 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our ability to continue to control costs and maintain profitability; and

•	the expected growth in the overall economy and demand for travel services in China.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors under “Risk Factors” included elsewhere in this prospectus supplement, the accompanying prospectus, or the information incorporated by reference herein and therein, including the following risks:

•	slow-down of economic growth in China and the global economic downturn may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability;

•	general declines or disruptions in the travel industry may materially and adversely affect our business and results of operations;

•	the trading price of our ADSs has been volatile historically and may continue to be volatile regardless of our operating performance;

•

if we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances similar to those we currently have, our business may suffer;

•	if we fail to further increase our brand recognition, we may face difficulty in retaining existing and acquiring new business partners and customers, and our business may be harmed;

•	if we do not compete successfully against new and existing competitors, we may lose our market share, and our business and results of operations may be materially and adversely affected;

•	our business could suffer if we do not successfully manage current growth and potential future growth;

•

our strategy to acquire or invest in complementary businesses and assets involves significant risks and uncertainty that may prevent us from achieving our objectives and harm our financial condition and results of operations;

•	our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China;

•	our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete;

•	our business depends substantially on the continuing efforts of our key executives, and our business may be severely disrupted if we lose their services;

•	inflation in China may disrupt our business and have an adverse effect on our financial condition and results of operations; and

•

if the ownership structure of our consolidated affiliated Chinese entities and the contractual arrangements among us, our consolidated affiliated Chinese entities and their shareholders are found to be in violation of any PRC laws or regulations, we and/or our consolidated affiliated Chinese entities may be subject to fines and other penalties, which may adversely affect our business and results of operations.

These risks are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an emerging and evolving environment. New risk factors may emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” of this prospectus supplement and under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2018, or our 2018 Annual Report, which contains our audited consolidated financial statements as of December 31, 2017 and 2018 and for each of the three years ended December 31, 2018, and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a leading provider of online travel and related services, including accommodation reservation, transportation ticketing, packaged tours and in-destination services, corporate travel management, and other travel-related services. We aggregate hotel and transportation information to enable business and leisure travelers to make informed and cost-effective bookings. We help leisure travelers book tour packages and guided tours, and help corporate clients effectively manage their travel requirements. In addition, we offer a variety of other travel-related services, including but not limited to travelers’ reviews, attraction tickets, travel-related financing, car services, travel insurance and visa services to meet the various booking and travelling needs of both leisure and business travelers. Since inception in 1999, we have become one of the best-known travel brands in China capable of providing truly one-stop travel services. Our leading market position has been further strengthened since our investment in Qunar, one of the leading mobile and online commerce platforms for travel in China. Qunar has been operating independently as a travel service provider after our investment.

We pioneered the development of a reservation and fulfillment infrastructure that enables our customers to:

•	choose and reserve hotel rooms in cities throughout China and abroad;

•	book and purchase transportation tickets for domestic and international flights and/or trains;

•	choose and reserve packaged tours that include transportation and accommodations, as well as guided tours and other value-added services in some instances; and

•	book and purchase other travel-related services for their leisure and business travels.

Meanwhile, Qunar continued its independent innovation of technology capabilities, leveraging its proprietary mobile applications, the complementary SaaS system and its search services, to provide more efficient and comprehensive services and accelerate its network effect.

We target our services primarily at business and leisure travelers in China who do not travel in groups, catering for their increasing needs for both domestic and international travel with an emphasis on the latter to enable us to quickly adjust to the changing market environment. These types of travelers, who are referred to in the travel industry as frequent independent travelers, or FITs, and whom we refer to as independent travelers in this prospectus supplement, form a traditionally under-served yet fast-growing segment of the China travel market, and we saw opportunities of growth from this segment’s need for international travel. We present substantially all of our revenues on a net basis as the travel suppliers are primarily responsible for providing the underlying travel services and we do not control the provision of these services to the travelers. Where we undertake substantive inventory risks by pre-purchasing inventories, we recognize revenues at gross amounts, which were not significant during the past three years. We derive our accommodation reservation, transportation ticketing and packaged-tour revenues mainly through commissions from our travel suppliers, primarily based on the transaction value of the rooms, transportation tickets and packaged-tour products, respectively, booked through our services.

We believe that we are the largest consolidator of hotel accommodations in China in terms of the number of room nights booked. As of June 30, 2019, we had secured room supply relationships with approximately 1.4 million hotels in China and abroad, which covered a broad range of hotels in terms of prices and geographical locations. Through strategic cooperation arrangements with other leading online accommodation reservation service providers in recent years, we expanded our overseas hotel network by gaining access to more international hotels on these platforms through our accommodation reservation services. The quality and depth of our hotel supplier network enable us to offer our customers a wide selection of hotel accommodations. We believe our ability to offer reservations at highly rated hotels is particularly appealing to our customers. The hotel business of Qunar, which covers a wide range of hotels from upscale hotels to mass-market hotels to family-run and small boutique hotels, has begun to benefit from our hotel accommodation capabilities by accessing our high-end hotel supplies.

We believe that we are the largest consolidator of airline tickets and the top air tickets distribution agency in China in terms of the total number of airline tickets booked and sold through us. Our airline ticket suppliers include all major PRC airlines and over 300 international airlines that operate flights originating in cities at home and abroad, and offer over 3 million flight routes, connecting over 5,000 cities in approximately 200 countries. Partnering with over 1,000 third-party travel service providers, we are among the few airline ticket consolidators in China that maintain a centralized reservation system and ticket fulfillment infrastructure covering substantially all of the economically prosperous regions of China. Our customers can make flight reservations on their chosen routes through mobile platform, internet websites and customer service centers and arrange electronic payment. In addition, we provide the same levels of centralization and convenience to customers seeking to make reservations on their chosen train and bus routes. We believe that we have realized a notable innovation in our transportation ticketing services, namely, our integrated product offering of air, train and bus tickets.

Our continuing development of an advanced and centralized system further strengthens our cross-selling strategy. When users search tickets for a particular transportation on our database, such as air tickets, our system can automatically recommend tickets for trains and other ground transportation with the same dates, origins and destinations. This capability significantly helps our customers to streamline their decision-making process in searching for the most convenient, cost-efficient transportation. Moreover, Qunar’s proprietary technology systems and its own cross-selling capabilities provide alternatives to customers with diverse needs and preferences.

We also offer independent leisure travelers bundled packaged-tour products, including group tours, semi-group tours, customized tours and packaged tours with different transportation arrangements, such as flights, cruises, buses or car rentals. We are the top packaged-tour operator in China in terms of online market share and most recognized brand in China’s outbound travel services. We also have offline stores to provide local service support and reach out to users who are otherwise difficult to be converted to customers through online channel, especially in the lower-tier cities in China. We provide integrated transportation and accommodation services through cooperation with over 18,000 platform partners, and offer a variety of value-added services including transportation at destinations, as well as attraction tickets, local activities, insurance, visa services and tour guides. We offer customers one-stop services to meet their needs before, during and after their trips. We also provide high-quality customer services, supplier management and customer relationship management services. Our packaged-tour products cover a variety of domestic and international destinations.

We have been building up a multifaceted ecosystem within the travel sector, and offer our services to customers through an advanced transaction and service platform consisting of our mobile platform, multi-lingual websites and our centralized, 24-hour customer service centers. We have built up an industry-leading mobile platform which enhances user experience and user engagement. We have had billions of cumulative downloads for our mobile application as of June 30, 2018. In addition, our 24-hour service centers, which provide responsive and high-quality customer services, further differentiate us from other online travel service providers. In the six months ended June 30, 2019, transactions effected through our mobile channel accounted for over 80% of our transaction orders.

We operate an open platform to further bridge the gap between travelers and travel suppliers with a diverse range of products and services. Travel suppliers ranging from airlines and third-party travel agencies to e-commerce websites offering travel products and services can list their inventories on our open platform to expand their business opportunities. We also offer high-quality supplier management services and technology and financial support to enhance supplier experience and encourage supplier participation on the open platform. In addition, we offer high-quality customer service to travelers for all the products and services they purchase through our open platform. We believe that our open platform helps us expand the number and types of products and services available to travelers and enhance our price competitiveness, and further build and strengthen the vibrant travel ecosystem on our open platform.

Our total revenues grew from RMB19.8 billion in 2016 to RMB31.1 billion in 2018, representing a compound annual growth rate of 25.3%. Our total revenues grew 19% from RMB14.1 billion in the six months ended June 30, 2018 to RMB16.9 billion (US$2.5 billion) in the same period of 2019.

Our competitive strengths and strategies

We bridge the gap between independent travelers and travel suppliers. We operate a one-stop open platform to provide travelers and travel suppliers with a wide range of diversified products and services to satisfy their different needs and demands. Through our transaction and service platform consisting of our mobile platform, multi-lingual websites and centralized 24-hour customer service centers, we primarily serve the traditionally under-served yet growing independent travelers segment in China by helping these travelers plan and book their trips while helping travel suppliers such as hotels and airlines improve the efficiency of their marketing and distribution channels. We have achieved a leading position, in part, by establishing and maintaining the following competitive strengths:

•	ability to efficiently capture significant growth opportunities in China’s large domestic, outbound and inbound travel markets;

•	dominant leadership position with the largest market share in China’s online travel agency business;

•	industry leading mobile platform offering one-stop-shopping experience with full spectrum of products and services;

•	large and loyal customer base backed by effective customer acquisition and retention strategies;

•	efficient back-end operations and world-class customer service; and

•	experienced, innovative and dedicated management team.

Our goal is to create long-term shareholder value by enhancing our position as a leading travel consolidation platform in China. We believe that the highly fragmented travel industry, continually expanding independent traveler market, and the increasing penetration of online travel agency services in China provide us with significant growth opportunities. We intend to pursue the following strategies to achieve our goal:

•

continue to leverage a portfolio of brands, including Ctrip, Skyscanner, Qunar, Trip.com in different geographical areas to attract new travel suppliers and negotiate more favorable contractual terms with our existing and potential suppliers, and further strengthen our brands by continuing to pursue a focused marketing and advertising campaign;

•

maintain and continue to expand our hotel supplier network and geographic coverage globally, through developing and strengthening our relationships with hotels and accommodations of all ratings and categories and maintaining seamless connections between our information and reservation systems and those of our hotel suppliers;

•

enhance our transaction and service platform, primarily through promoting our mobile booking offerings, upgrading the information technology systems underlying our mobile platform, websites and customer service centers and continuing to invest in the training of our customer service representatives;

•	expand our ticketing business, primarily through continued enhancement of our international ticketing platform and further geographic expansion in Greater China;

•

expand our packaged-tour services, primarily through diversifying our packaged-tour products and further promoting packaged-tour products to our existing customers of our other services as well as to new customers;

•

further develop our corporate travel services by attracting new customers and retaining existing customers by leveraging our extensive travel supplier network, high-quality services and efficient transaction and service platform;

•

in light of growing outbound travel, expand into new service regions through acquisitions and strategic alliances that would allow us to expand the reach and scope of our travel services and broaden our customer base;

•	expand travel-related services in different geographical areas by a truly one-stop travel service platform, to serve our customers globally;

•

further develop our one-stop open platform to better bridge the needs of travelers and travel suppliers with more competitive pricing and an ever-expanding range of travel-related products and services; and

•	pursue strategic investments in and acquisitions of complementary businesses, assets and technologies to maintain and strengthen our leading market position in China and globally.

Recent Development

Share Exchange Transaction with Naspers

In April 2019, we entered into a share purchase agreement with Naspers Limited, or Naspers, pursuant to which Naspers would exchange certain ordinary shares and Class B convertible ordinary shares of MakeMyTrip Limited, or MakeMyTrip, for our newly issued ordinary shares. Concurrent with the share exchange, we would invest certain ordinary shares and class B shares of MakeMyTrip in a third-party investment entity. The transaction was closed in August 2019, upon which we became the beneficial owner of 10,773,694 ordinary shares and 39,667,911 Class B convertible ordinary shares of MakeMyTrip Limited and Naspers became the beneficial owner of 4,108,831 of our ordinary shares.

Facility Agreement

In July 2019, we entered into, as borrower, a facility agreement with certain financial institutions for up to US$2 billion equivalent transferrable term loan facility with a greenshoe option of up to US$500 million. The facilities have a 3-year tenor. The proceeds borrowed under the facilities may be used for our general working capital requirements, including repayment of any existing financial indebtedness.

Repurchase of 1.25% Convertible Senior Notes due 2022

On August 14, 2019 we notified holders of our 1.25% convertible senior notes due 2022 of their rights under the relating indenture to require us to purchase all of or portion of such notes on September 15, 2019, which we refer to as the Put Right. The Put Right expired on September 12, 2019. By September 15, 2019, US$924,231,000 aggregate principal amount of the notes were validly surrendered and not withdrawn prior to the expiration of the Put Right. The aggregate purchase price of such notes was US$924,231,000.

Corporate structure and history

We commenced our business in June 1999. In March 2000, we incorporated an exempted company with limited liability under the Companies Law in the Cayman Islands, Ctrip.com International, Ltd., as our new holding company. Since our inception, we have conducted the majority of our operations in China and expanded our operations overseas in 2009. As of June 30, 2019, we mainly operated our business through the following significant subsidiaries:

•	C-Travel International Limited;

•	Ctrip.com (Hong Kong) Limited;

•	Ctrip Computer Technology (Shanghai) Co., Ltd., or Ctrip Computer Technology;

•	Ctrip Travel Information Technology (Shanghai) Co., Ltd., or Ctrip Travel Information;

•	Ctrip Travel Network Technology (Shanghai) Co., Ltd., or Ctrip Travel Network;

•	Wancheng (Shanghai) Travel Agency Co., Ltd.;

•	Shanghai Hecheng International Travel Agency Co., Ltd.;

•	Skyscanner Holdings Limited, or Skyscanner;

•	Shanghai Ctrip International Travel Agency Co., Ltd. (formerly known as Shanghai Ctrip Charming International Travel Agency Co., Ltd.);

•	Chengdu Ctrip International Travel Agency Co., Ltd., or Chengdu Ctrip International; and

•	Chengdu Information Technology Co., Ltd., or Chengdu Information.

After our share exchange transaction with Baidu in October 2015, we obtained approximately 45% of the aggregate voting interest of Qunar. In December 2015, we issued ordinary shares represented by ADSs to certain special purpose vehicles holding shares solely for the benefit of certain Qunar employees and, as consideration, we received class B ordinary shares of Qunar and directly injected these shares to a third-party investment entity dedicated to investing in business in China. From accounting perspective, we started to consolidate Qunar’s financial statements from December 31, 2015. Therefore, Qunar Cayman Islands Limited, the Cayman Islands holding company of Qunar, and its wholly-owned subsidiary, Beijing Qunar Software Technology Co., Ltd., or Qunar Software, may also be deemed as our significant subsidiaries from accounting perspective, although Qunar continues to operate its businesses independently.

In December 2016, we consummated an acquisition transaction whereby shares held by nearly all the shareholders of Skyscanner, a leading global travel search site headquartered in Edinburgh, the United Kingdom, were acquired by Ctrip. The total purchase consideration for the acquisition of Skyscanner was approximately £1.4 billion, which consists of £1.2 billion in cash and the remainder in our ordinary shares. After the acquisition, the then incumbent management team of Skyscanner continues to manage its operations independently as part of the Ctrip group.

We also conduct part of our business in China primarily through the following significant consolidated affiliated Chinese entities and certain of their subsidiaries:

•	Shanghai Ctrip Commerce Co., Ltd., or Ctrip Commerce, which holds a value-added telecommunications business license;

•	Chengdu Ctrip Travel Agency Co., Ltd, or Chengdu Ctrip, which holds an air transport sales agency license and a domestic travel agency license; and

•

Shanghai Huacheng Southwest International Travel Agency Co., Ltd. (formerly known as Shanghai Huacheng Southwest Travel Agency Co., Ltd.), which holds domestic travel agency and air transport sales agency licenses.

In addition, after we started to consolidate the financial statements of Qunar from December 31, 2015, Beijing Qu Na Information Technology Co., Ltd., or Qunar Beijing, which holds the licenses, approvals and key assets such as mobile application and website that are essential to the business operations of Qunar, may be deemed as our significant consolidated affiliated Chinese entity from accounting perspective, although Qunar continues to operate its businesses independently.

From time to time, we have selectively acquired or invested in businesses that complement our existing business, and will continue to do so in the future. Other than where we disclosed publicly, no acquisitions or investments were material to our businesses or financial results at the time we made the acquisition or investment.

Corporate information

Our principal executive offices are located at 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and our telephone number is +86 (21) 3406-4880. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.ctrip.com. The information contained on our website is not a part of this prospectus supplement.

THE OFFERING

Offering price	US$ per ADS.

ADSs offered by the Selling Shareholder	31,304,352 ADSs (or 36,000,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	588,417,480 ADSs (or 588,417,480 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

The ADSs	Each ADS represents 0.125 of an ordinary share. See “Description of American Depositary Shares” in the accompanying prospectus.

Ordinary shares outstanding immediately after this offering	73,552,185 ordinary shares.

Option to purchase additional ADSs	The Selling Shareholder has granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 4,695,648 additional ADSs solely for the purpose of covering over-allotments.

Use of proceeds	We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder.

Lock-up	We and the Selling Shareholder have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days and 180 days, respectively, following the date of this prospectus supplement. See “Underwriting” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Global Select Market symbol	CTRP

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on or about , 2019.

Depositary for the ADSs	The Bank of New York Mellon.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive income data for the years ended December 31, 2016, 2017 and 2018, summary consolidated balance sheet data as of December 31, 2017 and 2018 and summary consolidated cash flow data for the years ended December 31, 2016, 2017 and 2018 have been derived from our consolidated financial statements included in our 2018 Annual Report, which is incorporated by reference. Our summary consolidated balance sheet data as of December 31, 2016 has been derived from our audited consolidated financial statements which are not included in or incorporated by reference into this prospectus supplements. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP.

The following summary consolidated statements of comprehensive income data and summary consolidated cash flow data presented below for the six months ended June 30, 2018 and 2019 and the summary consolidated balance sheet data as of June 30, 2019 have been derived from our unaudited condensed consolidated interim financial statements for the six months ended June 30, 2018 and 2019 and as of June 30, 2019 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on September 25, 2019, which is incorporated by reference in this prospectus supplement. The unaudited condensed consolidated interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

The summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2018 and as of December 31, 2017 and 2018 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2018 Annual Report, and our unaudited condensed consolidated interim financial statements for the six months ended June 30, 2018 and 2019 and as of June 30, 2019 and related notes. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2019.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016 (2)	2017(2)	2018(2)	2018	2019
	RMB	RMB	RMB	RMB	RMB	US$(1)
	(in millions, except for share and per share data)
Summary Consolidated Statements of Comprehensive Income Data
Net revenues	19,245	26,796	30,965	14,050	16,855	2,455
Cost of revenues	(4,730)	(4,678)	(6,324)	(2,713)	(3,487)	(508)

Gross profit	14,515	22,118	24,641	11,337	13,368	1,947
Operating expenses
—Product development(3)	(7,687)	(8,259)	(9,620)	(4,411)	(5,186)	(755)
—Sales and marketing(3)	(5,861)	(8,294)	(9,596)	(4,282)	(4,330)	(631)
—General and administrative(3)	(2,519)	(2,622)	(2,820)	(1,330)	(1,634)	(238)

Total operating expenses	(16,067)	(19,175)	(22,036)	(10,023)	(11,150)	(1,624)

(Loss)/Income from operations	(1,552)	2,943	2,605	1,314	2,218	323

Net interest (expense) / income and other income/(expense)(4)	(192)	581	(684)	2,764	3,386	494
(Loss) / income before income tax expense, equity in income of affiliates and non-controlling interests	(1,744)	3,524	1,921	4,078	5,604	817
Income tax expense	(482)	(1,285)	(793)	(501)	(1,013)	(148)
Equity in income/(loss) of affiliates	602	(65)	(32)	(135)	(406)	(59)

Net (loss)/income	(1,624)	2,174	1,096	3,442	4,185	610

Less: Net loss/(income) attributable to non-controlling interests	206	(19)	16	(1)	37	5
Accretion to redemption value of redeemable non-controlling interests	—	—	—	—	(12)	(2)
Net (loss) / income attributable to Ctrip’s shareholders	(1,418)	2,155	1,112	3,441	4,210	613
(Loss)/Earnings Per Ordinary Share Data:
Net (loss)/income attributable to Ctrip’s shareholders	(1,418)	2,155	1,112	3,441	4,210	613
(Loss)/earnings per ordinary share(5), basic	(23.97)	32.51	16.25	50.46	60.66	8.84
(Loss)/earnings per ordinary share(5), diluted	(23.97)	30.75	15.67	45.63	55.74	8.12
Weighted average ordinary shares outstanding, basic	59,166,582	66,300,808	68,403,426	68,187,413	69,407,775	69,407,775
Weighted average ordinary shares outstanding, diluted	59,166,582	71,775,893	70,924,623	80,536,083	79,375,205	79,375,205

The following table presents our summary consolidated balance sheet data as of December 31, 2016, 2017 and 2018 and June 30, 2019.

	As of December 31,			As of June 30,
	2016(2)	2017(2)	2018(2)	2019
	RMB	RMB	RMB	RMB	US$(1)
	(in millions)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	18,435	18,243	21,530	23,002	3,351
Restricted cash	1,744	1,749	4,244	3,901	568
Short-term investments	14,113	28,130	36,753	32,949	4,799
Accounts receivable, net	4,641	4,749	5,668	7,927	1,155
Prepayments and other current assets	6,995	6,547	11,199	12,386	1,804
Non-current assets	98,502	102,822	106,436	115,107	16,765
Total assets	144,430	162,240	185,830	195,272	28,442
Current liabilities	30,295	42,162	68,784	74,629	10,868
Deferred tax liabilities	3,612	3,895	3,838	3,657	533
Long-term debt	34,651	29,220	24,146	21,673	3,157
Long-term lease liabilities	—	—	—	696	101
Other long-term liabilities	340	348	329	123	18
Redeemable non-controlling interests	—	—	—	432	63
Share capital	5	5	5	5	1
Total Ctrip’s shareholders’ equity	71,548	84,836	86,715	92,077	13,413
Non-controlling interests	3,984	1,779	2,018	1,985	289
Total shareholders’ equity	75,532	86,615	88,733	94,062	13,702

The following table presents our summary consolidated cash flow data for the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016 (2)	2017(2)	2018(2)	2018	2019
	RMB	RMB	RMB	RMB	RMB	US$(1)
	(in millions)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	5,270	7,069	7,115	2,224	3,758	549
Net cash used in investing activities	(20,350)	(15,229)	(14,078)	(6,015)	(2,455)	(358)
Net cash provided by/(used in) financing activities	12,291	8,020	11,926	8,341	(169)	(25)
Effect of foreign exchange rate changes on cash and cash equivalents, restricted cash	1,465	(47)	819	(39)	(5)	(1)
Net (decrease)/increase in cash and cash equivalents, restricted cash	(1,324)	(187)	5,782	4,511	1,129	165
Cash and cash equivalents, restricted cash, beginning of year/period	21,503	20,179	19,992	19,992	25,774	3,754

Cash and cash equivalents, restricted cash, end of year/period	20,179	19,992	25,774	24,503	26,903	3,919

Notes:

(1)	Translation from Renminbi amounts into U.S. dollar amounts was made at a rate of RMB6.8650 to US$1.00.
(2)

Effective from January 1, 2018, we adopted ASC Topic 606, a new accounting standard on the recognition of revenue issued by FASB in 2014, and have applied such accounting standard retrospectively to the years ended December 31, 2016 and 2017. See note 2 to our consolidated financial statements incorporated in this prospectus supplement by reference to our 2018 Annual Report for the key line items of our consolidated financial statements for 2016 and 2017 that have been retrospectively adjusted pursuant to ASC Topic 606.

(3)	Share-based compensation was included in the related operating expense categories as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017	2018	2018	2019
	RMB	RMB	RMB	RMB	RMB	US$(1)
	(in millions)
Product development	2,080	1,013	934	478	466	68
Sales and marketing	393	186	156	79	72	11
General and administrative	1,087	635	617	299	340	49

(4)

In January 2018, we adopted new financial instruments accounting standard ASU No. 2016-01, which requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The new standard also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient to estimate fair value. A policy election can be made for these investments whereby investment will be carried at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments.

(5)	Each ADS represents 0.125 of an ordinary shares.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in our 2018 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.

Risks related to our company

Our business could suffer if we do not successfully manage current growth and potential future growth.

Our business has grown significantly as a result of both organic growth of existing operations and acquisitions, and we expect to continue to experience such growth in the future. We have significantly expanded our operations and anticipate further expansion of our operations and workforce, as a result of the continued growth of our service offerings, customer base and geographic coverage. For example, we have invested in, and plan to continue to invest in, organic growth by rolling out new business initiatives focusing on a diverse range of areas including cruise lines, car services, bus tickets and train tickets. Consequentially, in the six months ended June 30, 2019, we invested US$755 million in product development. If such new business initiatives fail to perform as expected, our financial condition and results of operations could be adversely affected. Our growth to date has placed, and our anticipated future operations will continue to place, significant strain on our management, systems and resources. In addition to training and managing our workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

Strategic acquisition of complementary businesses and assets, and the subsequent integration of newly acquired business into our own, create significant challenges that may have a material adverse effect on our business, reputation, results of operations and financial condition.

We have made and intend to continue to make strategic acquisitions in the travel industry in Greater China and overseas. For example, in October 2015, we completed a share exchange transaction with Baidu Inc., or Baidu, whereby we obtained approximately 45% of the aggregate voting interest of Qunar in exchange for our newly issued ordinary shares. Subsequently, we issued ordinary shares represented by ADSs to certain special purpose vehicles holding shares solely for the benefit of certain Qunar employees and, in return, we received class B ordinary shares of Qunar from these employees. We directly injected these shares to a third-party investment entity dedicated to investing in business in China. From an accounting perspective, we consolidated the financial statements of these non-U.S. investment entities and started to consolidate Qunar’s financial statements from December 31, 2015. In October 2016, we participated as a member in the buying consortium in Qunar’s going-private transaction and rolled our then existing equity stake into the entity that wholly owns Qunar upon the completion of the transaction in February 2017.

If we are presented with appropriate opportunities, we may continue to acquire complementary businesses and assets in the future. However, strategic acquisitions and the subsequent integration of new businesses and assets into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. In addition, acquisitions could result in potential dilutive issuances of equity securities, use of substantial amounts of cash, and exposure to potential ongoing financial obligations and unforeseen or hidden liabilities of the acquired business. The cost and duration of, and difficulties in, integrating newly acquired businesses and managing a larger overall business could also materially exceed our expectations. Moreover, we may not be able to achieve our intended strategic strategies and record substantial impairment charges to goodwill, if we fail to successfully integrate the newly acquired business or manage a larger business. Any such negative developments could have a material adverse effect on our business, reputation, results of operations and financial condition.

Our strategy to acquire or invest in complementary businesses and assets and establish strategic alliances involves significant risk and uncertainties that may have a material adverse effect on our business, reputation, results of operations and financial condition.

As part of our plan to expand our product and service offerings, we have made and intend to make strategic acquisitions or investments in the travel service industries in Greater China and overseas, such as the following, in addition to our transactions relating to Qunar and Skyscanner described elsewhere in this prospectus supplement:

•

In May 2015, we acquired approximately 38% share capital of eLong, Inc. In May 2016, eLong, Inc. completed its going-private transaction and merger with E-dragon Holdings Limited. In December 2017, E-dragon Holdings Limited and Tongcheng Network Technology Co., Ltd. announced an agreement to merge and form Tongcheng-Elong Holdings Limited (SEHK: 0780), which was consummated in March 2018. In exchange for our prior holdings in E-dragon Holdings Limited, we received an equity method investment in the enlarged group.

•

In January 2016, we invested US$180 million in MakeMyTrip Limited, or MakeMyTrip, India’s largest online travel company, via convertible notes, and subsequently appointed a director to MakeMyTrip’s board of directors. In October 2016, we converted all of the outstanding principal amount of convertible notes into ordinary shares of MakeMyTrip. In May 2017, we further invested approximately US$33 million in MakeMyTrip by subscribing for 916,666 of its ordinary shares. In April 2019, we entered into a share purchase agreement with Naspers, pursuant to which Naspers would exchange certain ordinary shares and Class B convertible ordinary shares of MakeMyTrip for newly issued shares in Ctrip. Concurrent with the share exchange, we would invest certain ordinary shares and class B shares of MakeMyTrip in a third-party investment entity. The transaction was closed in August 2019, upon which we became the beneficial owner of 10,773,694 ordinary shares and 39,667,911 Class B convertible ordinary shares of MakeMyTrip Limited.

•

In April 2016, we announced strategic collaboration with China Eastern Airlines Corporation Limited, one of China’s three major air transportation groups, on a broad range of products and services. In June 2016, we invested approximately RMB3.0 billion in approximately 466 million A shares of China Eastern Airlines Corporation Limited in a private placement.

•

In December 2016, in connection with our share exchange transaction with BTG Hotels (Group) Co., Ltd., a PRC joint stock company that is listed on the Shanghai Stock Exchange and principally engaged in the management of hotels and tourism destinations, and Homeinns Hotel Group, we exchanged our previously held equity interest in Homeinns Hotel Group for 22% equity interest of BTG Hotels (Group) Co., Ltd.

•

In May 2018, we acquired substantially all of the remaining equity interest of an offline travel agency company in which we previously held approximately 48% equity interest for the consideration of RMB198 million in cash and 1.9% non-controlling interest of one of our subsidiaries with the fair value of RMB399 million.

If the ADS or share prices of the public companies that we have invested in or may invest in the future which are classified as equity securities with readily determinable fair values investments decline and become lower than our share purchase prices, as have happened historically, we could record changes in fair value recorded in the income statement under U.S. GAAP, which in turn would adversely affect our financial results for the relevant periods. In addition, if any of our investees in which our investments are classified as equity method investments incur net losses in the future, we will share their net losses proportionate to our equity interest in them.

Our strategic investments could also subject us to other uncertainties and risks, and our failure to address any of these uncertainties and risks, among others, may have a material adverse effect on our financial condition and results of operations:

•	diversion of our resources and management attention;

•	high acquisition and financing costs;

•	failure to achieve our intended objectives or benefits in making these investments or revenue-enhancing opportunities;

•	exposure to liabilities, third-party claims or legal proceedings involving our invested or acquired business;

•

potential claims or litigation regarding our board’s exercise of its duty of care and other duties required under applicable law in connection with any of our significant investments approved by the board; and

•	failure to be in full compliance with applicable laws, rules and regulations.

In particular, our strategy of acquiring or investing in a competing business could be adversely affected by uncertainties in the implementation and enforcement of the PRC Anti-Monopoly Law. Under the PRC Anti-Monopoly Law, companies undertaking acquisitions or investments in a business in China must notify the PRC Ministry of Commerce, or MOFCOM, in advance of any transaction where the parties’ revenues in the China market and global market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target. There are numerous factors MOFCOM considers in determining “control” or “decisive influence,” and, depending on certain criteria, MOFCOM will conduct anti-monopoly review of transactions in respect of which it was notified. In light of the uncertainties relating to the interpretation, implementation and enforcement of the PRC Anti-Monopoly Law, we cannot assure you that MOFCOM will not deem our past and future acquisitions or investments, including the ones referenced herein or elsewhere in this prospectus supplement, to have met the filing criteria under the PRC Anti-Monopoly Law and therefore demand a filing for merger review. However, there have been limited cases of MOFCOM anti-monopoly review of filings involving companies with a “variable interest entity” structure, or VIE structure, similar to ours. If we are found to have violated the PRC Anti-Monopoly Law for failing to file the notification of concentration and request for review, we could be subject to a fine of up to RMB500,000, and the parts of the transaction causing the prohibited concentration could be ordered to be unwound. Such unwinding could affect our business and financial results, and harm our reputation. Further, if any of our business cooperation arrangements with Qunar are determined to have violated the PRC Anti-Monopoly Law, we could be subject to sanctions including an order to cease the relevant activities, confiscation of illegal gains and fines of 1% to 10% of our sales revenue from the previous year.

In addition, we establish strategic alliances with various third parties to further our business purpose from time to time. Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the counter-party, an increase in expenses incurred in establishing new strategic alliances, inefficiencies caused by failure to integrate strategic partners’ businesses with our own, and unforeseen levels of diversion of our resources and management attention, any of which may materially and adversely affect our business.

As a result of any of the above factors, any actual or perceived failure to realize the benefits we expected from these investments may materially and adversely affect our business and financial results and cause the trading price of our ADSs to decline.

Our transactions involving issuance of our shares as consideration and investment or financing arrangements with selected third-party investment entities may result in substantial dilution to our shareholders and may also reduce our existing cash balance and adversely affect our working capital.

In the long-term interest of our company, we made investments, in the form of limited partnership contributions, assets injection or other financing arrangements, into or with certain entities that are dedicated to investing businesses in China. The aggregate fair value of such investments made in 2016 and 2017 was US$2.9 billion and US$0.4 billion, respectively. These entities are managed or owned by parties unaffiliated with each other and unaffiliated with us and are dedicated to investing in businesses in China. These investment entities have spent the proceeds of our investments to acquire the equity interest in Qunar that were not held by us through privately negotiated transactions. Under U.S. GAAP, we consolidate the financial statements of these investment entities from an accounting perspective. These investments, capital contributions and financing arrangements together with the share exchange with Baidu and issuance of shares for the benefit of Qunar employees historically caused significant dilution to our existing shareholders and impacted our working capital. Transactions involving issuance of a substantial number of our ordinary shares such as the transactions contemplated hereunder may result in substantial dilution to our shareholders. In addition, future sale of our shares by these non-U.S. investment entities and/or our other significant shareholders such as Baidu may cause our share price to decline. Furthermore, if we obtain debt financings, we may be subject to restrictive covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Our business is sensitive to global economic conditions. A severe or prolonged downturn in the global or Chinese economy may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability.

The global macroeconomic environment is facing challenges. The Chinese economy has shown slower growth since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. There have also been concerns on the relationship between China and the United States, including those resulting from the ongoing trade dispute between the two countries. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions. Our business and operations are primarily based in China and the majority of our revenues are derived from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and travel industry in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing. Recent changes in U.S. trade policies, including new tariffs on imports from China generally, and reactions by a number of markets including China in response to these U.S. actions, may have a material adverse effect on global economic conditions and the stability of global financial markets, and they may significantly reduce global trade and, in particular, trade between China and the United States. Since we derive the majority of our revenues from accommodation reservation, transportation ticketing, and packaged-tour services in China, any severe or prolonged slowdown in the global or Chinese economy or the recurrence of any financial disruptions could reduce expenditures for travel, which in turn may adversely affect our business operating results and financial condition in a number of ways. For example, the weakness in the economy could erode consumer confidence which, in turn, could result in changes to consumer spending patterns relating to travel products and services. If consumer demand for travel products and services we offer decreases, our revenues may decline. Furthermore, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

General declines or disruptions in the travel industry may materially and adversely affect our business and results of operations.

Our business is significantly affected by the trends that occur in the travel industry, including the hotel, transportation ticketing and packaged-tour sectors. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. The recent worldwide recession has led to a weakening in the demand for travel services. Other trends or events that tend to reduce travel and are likely to reduce our revenues include:

•	terrorist attacks or threats of terrorist attacks or wars, particularly given the terrorist attacks in Paris and the worsening situation in Syria;

•	an outbreak of H1N1 influenza, Ebola virus, avian flu, Middle East respiratory syndrome, or MERS, severe acute respiratory syndrome, or SARS, or any other serious contagious diseases;

•	increasing prices in the hotel, transportation ticketing, or other travel-related sectors;

•	increasing occurrence of travel-related accidents;

•	political unrest, such as that in Hong Kong since June 2019;

•	natural disasters or poor weather conditions; and

•	any travel restrictions or other security procedures implemented, such as the ban on mainland China solo travelers to Taiwan.

We could be severely and adversely affected by declines or disruptions in the travel industry and, in many cases, have little or no control over the occurrence of such events. Such events could result in a decrease in demand for our travel services. This decrease in demand, depending on the scope and duration, could significantly and adversely affect our business and financial performance over the short and long term.

We recorded a significant amount of goodwill and indefinite lived intangible assets in connection with our strategic acquisitions and investments, and we may incur material impairment charges to our goodwill and indefinite lived intangible assets if the recoverability of these assets become substantially reduced.

In connection with our strategic acquisitions over the recent years, we recorded a significant amount of goodwill and indefinite lived intangible assets booked in our financial statements. As of June 30, 2019, our goodwill was RMB57.9 billion (US$8.4 billion) and our indefinite lived intangible assets were RMB11.8 billion (US$1.7 billion). In particular, our goodwill as of June 30, 2019 included RMB43.6 billion (US$6.3 billion) attributable to the Qunar acquisition and RMB9.5 billion (US$1.4 billion) attributable to the Skyscanner acquisition. ASC 350 “Intangibles—Goodwill and Other” provides that intangible assets that have indefinite useful lives and goodwill will not be amortized but rather will be tested at least annually for impairment. ASC 350 also requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its undiscounted future cash flow. For 2016, 2017, and 2018 and the six months ended June 30, 2019, we did not recognize any impairment charges for goodwill or intangible assets. If different judgments or estimates had been utilized, however, material differences could have resulted in the amount and timing of the impairment charge. We may potentially incur significant impairment charges if the recoverability of these assets become substantially reduced in the future. Any such impairment charges would adversely affect our results of operations and financial condition.

If we are unable to maintain existing relationships with travel suppliers and strategic alliances, or unable to establish new arrangements with travel suppliers and strategic alliances at or on favorable terms or at terms similar to those we currently have, or at all, our business, market share and results of operations may be materially and adversely affected.

We rely on travel suppliers (including without limitation hotels and domestic and international airlines) to make their services available to consumers through us, and our business prospects depend on our ability to maintain and expand relationships with travel suppliers. If we are unable to maintain satisfactory relationships with our existing travel suppliers, or if our travel suppliers establish similar or more favorable relationships with our competitors, or if our travel suppliers increase their competition with us through their direct sales, or if any one or more of our travel suppliers significantly reduce participation in our services for a sustained period of time or completely withdraw participation in our services, our business, market share and results of operations may be materially and adversely affected. To the extent any of those major or popular travel suppliers ceased to participate in our services in favor of one of our competitors’ systems or decided to require consumers to purchase services directly from them, our business, market share and results of operations may suffer.

Our business depends significantly upon our ability to contract with hotels in advance for the guaranteed availability of certain hotel rooms. We rely on hotel suppliers to provide us with rooms at discounted prices. However, our contracts with our hotel suppliers are not exclusive and most of the contracts must be renewed semi-annually or annually. We cannot assure you that our hotel suppliers will renew our contracts in the future on favorable terms or terms similar to those we currently have agreed. The hotel suppliers may reduce the commission rates on bookings made through us. Furthermore, in order to maintain and grow our business and to effectively compete with many of our competitors in all potential markets, we will need to establish new arrangements with hotels and accommodations of all ratings and categories in our existing markets and in new markets. We cannot assure you that we will be able to identify appropriate hotels or enter into arrangements with those hotels on favorable terms, if at all. This failure could harm the growth of our business and adversely affect our operating results and financial condition, which consequently will impact the trading price of our ADSs.

We derive revenues and other significant benefits from our arrangements with major domestic airlines in China and international airlines. Our airline ticket suppliers allow us to book and sell tickets on their behalf and collect commissions on tickets booked and sold through us. Although we currently have supply relationships with these airlines, they also compete with us for ticket bookings and have entered into similar arrangements with many of our competitors and may continue to do so in the future. Such arrangements may be on better terms than we have. Starting in early 2016, some PRC airlines, including four of the largest airlines in China, announced suspension of their respective business cooperation with Qunar without indicating the length of such suspension and cited serious customer complaints in their respective announcements. Although most of these airlines have resumed cooperation with Qunar, if any airlines choose to take similar actions against us and additional airlines follow suit, our business, market share and results of operations may be materially and adversely affected. We cannot assure you that any of these airlines will continue to have supplier relationships with us or pay us commissions at the same or similar rates as what they paid us in the past. Further, on July 1, 2016, the four largest airlines in China announced that third-party ticketing agents are prohibited from selling tickets for domestic flights on third-party platforms, such as ours. Additionally, on July 1, 2016, most major domestic airlines also replaced their commissions and rebate incentives completely with a reduced, fixed “admin fee” per ticket. The loss of supplier relationships or further adverse changes in major business terms with our travel suppliers would materially impair our operating results and financial condition as we would lose an increasingly significant source of our revenues.

Part of the revenues that we derive from our hotel suppliers, airline ticket suppliers and other travel service providers are obtained through our strategic alliances with various third parties. We cannot assure you, however, that we will be able to successfully establish and maintain strategic alliances with third parties which are effective and beneficial for our business. Our inability to do so could have a material adverse effect on our market penetration, revenue growth and profitability.

If we fail to further increase our brand recognition, we may face difficulty in maintaining existing and acquiring new customers and business partners and our business may be harmed.

We believe that maintaining and enhancing the Ctrip brand depends in part on our ability to grow our customer base and obtain new business partners. Some of our potential competitors already have well-established brands in the travel industry. The successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, maintain relationships with our business partners, provide high-quality customer service, properly address customer needs and handle customer complaints and organize effective marketing and advertising programs. If our customer base significantly declines or grows more slowly than our key competitors, the quality of our customer services substantially deteriorates, or our business partners cease to do business with us, we may not be able to cost-effectively maintain and promote our brand, and our business may be harmed.

Negative publicity with respect to us or the travel industry in general could impair our reputation, which in turn could materially and adversely affect our business, results of operations and price of ADSs.

The reputation of our brands is critical to our business and competitiveness. Negative publicity with respect to us or the travel industry in general, from time to time, whether or not we are negligent or at fault, including but not limited to those relating to our business, products and services, customer experiences, employee relationships and welfare, compliance with law, financial conditions or prospects, whether with or without merit, could impair our reputation and adversely affect our business and operating results. Prospective customers may be prevented from engaging in transactions with us if there is any negative publicity in connection with the use of our services or products, the operation of our business and other aspects about us. In addition, the negative publicity of any of our brands may extend far beyond the brand involved, especially due to our comprehensive presences in the travel industry in general, to affect some or all of our other brands. Furthermore, negative publicity about other market players or isolated incidents, regardless of whether or not it is factually correct or whether we have engaged in any inappropriate activities, may result in negative perception of our industry as a whole and undermine the credibility we have established. Negative developments in the market may lead to tightened regulatory scrutiny and limit the scope of our permissible business activities. We could lose significant number of customers due to negative publicity with respect to us or the travel industry in general, which may materially and adversely affect our business, results of operations and price of ADSs. We may incur additional costs to recover from the impact caused by the negative publicity, which may divert management’s attention and other resources from our business and operations.

If we do not compete successfully against new and existing competitors, we may lose our market share, and our business may be materially and adversely affected.

We compete primarily with other consolidators of hotel accommodations and transportation reservation services based in China, including the platforms operated by other major internet companies. We also compete with traditional travel agencies and new internet travel search websites. In the future, we may also face competition from new players in the hotel consolidation market in China and abroad that may enter China.

We may face more competition from hotels and airlines as they enter the discount rate market directly or through alliances with other travel consolidators. In addition, international travelers have become an increasingly important customer base. Competitors that have formed stronger strategic alliances with overseas travel consolidators may have more effective channels to address the needs of customers in China to travel overseas. Furthermore, we do not have exclusive arrangements with our travel suppliers. The combination of these factors means that potential entrants to our industry face relatively low entry barriers.

In the past, certain competitors launched aggressive advertising campaigns, special promotions and engaged in other marketing activities to promote their brands, acquire new customers or to increase their market shares. In response to such competitive pressure, we started to take and may continue to take similar measures and as a result will incur significant expenses, which in turn could negatively affect our operating margins in the quarters or years when such promotional activities are carried out. For example, we launched a promotion program in recent years to offer certain selected transportation tickets, hotel rooms and packaged tours as well as grant of e-coupons to our customers in response to promotion campaigns that our competitors have launched. Primarily as a result of the enhanced marketing efforts and additional investment in product developments in response to the intensified market competition, our operational margin was negatively affected. In addition, some of our existing and potential competitors may have competitive advantages, such as significantly larger active user base on mobile or other online platforms, greater financial, marketing and strategic relationships and alliances or other resources or name recognition, and may be able to imitate and adopt our business model. In particular, other major internet platforms may benefit from the existing user base of their other services. These platforms can utilize the traffic they already obtain and direct the users from their other services offerings to their travel services and further achieve synergies effects. We cannot assure you that we will be able to successfully compete against new or existing competitors. In the event we are not able to compete successfully, our business, results of operations and profit margins may be materially and adversely affected.

Our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China.

Our business experiences fluctuations, reflecting seasonal variations in demand for travel services. For example, the first quarter of each year generally contributes the lowest portion of our annual net revenues primarily due to a slowdown in business activity around and during the Chinese New Year holiday, which occurs during the period. Consequently, our results of operations may fluctuate from quarter to quarter.

Any failure to maintain satisfactory performance of our mobile platform, websites, and systems, particularly those leading to disruptions in our services, could materially and adversely affect our business and reputation, and our business may be harmed if our infrastructure or technology is damaged or otherwise fails or becomes obsolete.

The satisfactory performance, reliability and availability of our infrastructure, including our mobile platform, websites, and systems, are critical to the success of our business. Any system interruptions that result in the unavailability or slowdown of our mobile platform, websites or other systems and the disruption in our services could reduce the volume of our business and make us less attractive to customers. Most of our computer and communications systems are located at two of our customer service centers, one in Shanghai, China and the other one in Nantong, China. Our technology platform and computer and communication systems are vulnerable to damage or interruption from human error, computer viruses, fire, flood, power loss, telecommunications failure, physical or electronic break-ins, hacking or other attempts at system sabotage, vandalism, natural disasters, and other similar events. For example, in May 2015, we experienced a network shut-down for a few hours, leading to temporary disruptions in the operations of our mobile platform and websites and interrupted customer services; later internal investigations revealed the cause to be employee human error. No data leakage occurred as part of the May 2015 incident, and we have since implemented extensive measures to ensure prompt responses to similar future incidents of network shutdown/service disruption and to continue to update our security mechanisms to protect our systems from any human error, third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities; however, we cannot assure you that unexpected interruptions to our systems will not occur again in the future. We do not carry business interruption insurance to compensate us for losses that may occur as a result of such disruptions. In addition, any such future occurrences could reduce customer satisfaction levels, damage our reputation and materially and adversely affect our business.

We use an internally developed booking software system that supports nearly all aspects of our booking transactions. Our business may be harmed if we are unable to upgrade our systems and infrastructure quickly enough to accommodate future traffic levels, avoid obsolescence or successfully integrate any newly developed or purchased technology with our existing system. Capacity constraints could cause unanticipated system disruptions, slower response times, poor customer service, impaired quality and speed of reservations and confirmations and delays in reporting accurate financial and operating information. These factors could cause us to lose customers and suppliers, which would have a material adverse effect on our results of operations and financial condition.

In addition, our future success will depend on our ability to adapt our products and services to the changes in technologies and internet user behavior. For example, the number of people accessing the internet through mobile devices, including smart devices, mobile phones, tablets and other hand-held devices, has increased in recent years, and we expect this trend to continue while 4G and more advanced mobile communications technologies are broadly implemented. As we make our services available across a variety of mobile operating systems and devices, we are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android, iOS and Windows. Any changes in such mobile operating systems or devices that degrade the functionality of our services or give preferential treatment to competitive services could adversely affect usage of our services. Further, if the number of platforms for which we develop our services increases, which is typically seen in a dynamic and fragmented mobile services market such as China, it will result in an increase in our costs and expenses. In order to deliver high-quality services, it is important that our services work well across a range of mobile operating systems, networks, mobile devices and standards that we do not control. If we fail to develop products and technologies that are compatible with all mobile devices and operating systems, or if the products and services we develop are not widely accepted and used by users of various mobile devices and operating systems, we may not be able to penetrate the mobile internet market. In addition, the widespread adoption of new internet technologies or other technological changes could require significant expenditures to modify or integrate our products or services. If we fail to keep up with these changes to remain competitive, our future success may be adversely affected.

Our business depends substantially on the continuing efforts of our key executives, and our business may be severely disrupted if we lose their services.

Our future success depends heavily upon the continued services of our key executives. We rely on their expertise in business operations, finance and travel services and on their relationships with our suppliers, shareholders, and business partners. We do not maintain key-man life insurance for any of our key executives. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to easily replace them. In that case, our business may be severely disrupted, we may incur additional expenses to recruit and train personnel and our financial condition and results of operations may be materially and adversely affected.

In addition, if any of these key executives joins a competitor or forms a competing company, we may lose customers and suppliers. Each of our executive officers has entered into an employment agreement with us that contains confidentiality and non-competition provisions. If any disputes arise between our executive officers and us, we cannot assure you of the extent to which any of these agreements would be enforced in China, where most of these executive officers reside and hold most of their assets, in light of the uncertainties with China’s legal system. See “—Risks related to doing business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

If we are unable to attract, train and retain key individuals and highly skilled employees, our business may be adversely affected.

If our business continues to expand, we will need to hire additional employees, including travel supplier management personnel to maintain and expand our travel supplier network, information technology and engineering personnel to maintain and expand our mobile platform, websites, customer service centers, and systems, and customer service representatives to serve an increasing number of customers. If we are unable to identify, attract, hire, train, and retain sufficient employees in these areas, users of our mobile platform, websites, and customer service centers may not have satisfactory experiences and may turn to our competitors, which may adversely affect our business and results of operations.

The PRC government regulates the air-ticketing, travel agency, and internet industries. If we fail to obtain or maintain all pertinent permits and approvals or if the PRC government imposes more restrictions on these industries, our business may be adversely affected.

The PRC government regulates the air-ticketing, travel agency, and internet industries. We are required to obtain applicable permits or approvals from different regulatory authorities to conduct our business, including separate licenses for value-added telecommunications, air-ticketing, travel agency, and internet-related activities. If we fail to obtain or maintain any of the required permits or approvals in the future, we may be subject to various penalties, such as fines or suspension of operations in these regulated businesses, which could severely disrupt our business operations. As a result, our financial condition and results of operations may be adversely affected.

In particular, the Civil Aviation Administration of China, or CAAC, together with National Development and Reform Commission, or NDRC, regulates pricing of air tickets. CAAC also supervises commissions payable to air-ticketing agencies together with China Air Transport Association, or CATA. If restrictive policies are adopted by CAAC, NDRC, or CATA, or any of their regional branches, our air-ticketing revenues may be adversely affected.

Furthermore, we provide online consumer finance services incidental to our core businesses. Due to the relatively short history of China’s online consumer finance industry, the PRC government is still in the process of establishing a comprehensive regulatory framework governing this industry. The relevant rules and regulations governing this industry are general in nature and yet to be further interpreted or supplemented. We thus cannot assure you that we will be able to obtain all licenses and permits necessary for providing our online consumer finance services. In addition, we may have to make significant changes to our operations from time to time in order to comply with changing laws, regulations, and policies governing the online consumer finance industry, which may increase our cost of operation or limit our options of service offering, which in turn may adversely affect our results of operations.

We may not be able to prevent others from using our intellectual property, which may harm our business and expose us to litigation.

We regard our domain names, trade names, trademarks and similar intellectual property as critical to our success. We try to protect our intellectual property rights by relying on trademark protection and confidentiality laws and contracts. Trademark and confidentiality protection in China may not be as effective as that in the United States. Policing unauthorized use of proprietary technology is difficult and expensive.

The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Any misappropriation could have a negative effect on our business and operating results. Furthermore, we may need to go to court to enforce our intellectual property rights. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention. See “— Risks related to doing business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

We rely on services from third parties to carry out our business and to deliver our products to customers, and if there is any interruption or deterioration in the quality of these services, our customers may not continue using our services.

We rely on third-party computer systems to host our websites, as well as third-party licenses for some of the software underlying our technology platform. In addition, we rely on third-party transportation ticketing agencies to issue transportation tickets and travel insurance products, confirmations and deliveries in some cities in Greater China. We also rely on third-party local operators to deliver on-site services to our packaged-tour customers. Any interruption in our ability to obtain the products or services of these or other third parties or deterioration in their performance, such as server errors or interruptions, or dishonest business conduct, could impair the timing and quality of our own service. If our service providers fail to provide high-quality services in a timely manner to our customers or violate any applicable rules and regulations, our services will not meet the expectations of our customers and our reputation and brand will be damaged. Furthermore, if our arrangement with any of these third parties is terminated, we may not find an alternative source of support on a timely basis or on favorable terms to us.

If our hotel suppliers or customers provide us with untrue information regarding our customers’ stay, we may not be able to recognize and collect revenues to which we are entitled.

We generate majority of our accommodation reservation revenues through commissions from hotels, which depend on the room nights booked through us. To confirm whether a customer adheres to the booked itinerary, we routinely make inquiries with the hotel and, occasionally, with the customer. We rely on the hotel and the customer to provide us truthful information regarding the customer’s check-in and check-out dates, which forms the basis for calculating the commission we are entitled to receive from the hotel. If our hotel suppliers or customers provide us with untrue information with respect to our customers’ length of stay at the hotels, we would not be able to collect revenues to which we are entitled. In addition, using such untrue information may lead to inaccurate business projections and plans, which may adversely affect our business planning and strategy.

We may suffer losses if we are unable to predict the amount of inventory we will need to purchase during the peak holiday seasons.

During the peak holiday seasons in China, we establish limited merchant business relationships with selected travel service suppliers, in order to secure adequate supplies for our customers. In merchant business relationships, we buy hotel rooms and/or transportation tickets before selling them to our customers and thereby incur inventory risk. As we expanded our merchant business in 2018, partially attributable to our packaged-tour products, our demands also increased correspondingly. If we are unable to correctly predict demand for hotel rooms and transportation tickets that we are committed to purchase, we would be responsible for covering the cost of the hotel rooms and transportation tickets we are unable to sell, and our financial condition and results of operations would be adversely affected.

Any outbreaks of contagious diseases or natural disasters may materially and adversely affect our business and operating results.

The travel industry in China and other parts of the world is susceptible to, and may suffer tremendously as a result of, outbreaks of contagious diseases or natural disasters, such as SARS, H1N1 influenza (swine flu), H7N9 bird flu, Ebola, Middle East respiratory syndrome, or MERS, snowstorms, earthquakes, typhoons, tsunami, nuclear accidents, prolonged political protests. Any future outbreak of contagious diseases, extreme unexpected bad weather or natural disasters would adversely affect our business and operating results. Ongoing concerns regarding contagious disease or natural disasters, particularly its effect on travel, could negatively impact our customers’ desire to travel. If there is a recurrence of an outbreak of certain contagious diseases or natural disasters, travel to and from affected regions could be curtailed. Government advice regarding, or restrictions on, travel to and from these and other regions on account of an outbreak of any contagious disease or occurrence of natural disasters may have a material adverse effect on our business and operating results.

If tax benefits available to our subsidiaries in China are reduced or repealed, our results of operations could suffer.

Under the PRC Enterprise Income Tax Law, as amended, or the EIT Law, and the relevant implementation rules, foreign-invested enterprises, or FIEs, and domestic enterprises are subject to EIT at a uniform rate of 25%. Certain enterprises will benefit from a preferential tax rate of 15% under the EIT Law if they qualify as “high and new technology enterprises,” or HNTEs, or if they are located in applicable PRC regions as specified in the Catalogue of Encouraged Industries in Western Regions, or the Western Regions Catalogue, subject to certain general restrictions described in the EIT Law and the related regulations.

In December 2008 and 2009, some of our PRC subsidiaries, Ctrip Computer Technology, Ctrip Travel Information, Ctrip Travel Network and Qunar Software, and one of our consolidated affiliated Chinese entities, Qunar Beijing, were each designated by relevant local authorities as a HNTE under the EIT Law with an effective period of three years. Therefore, these entities were entitled to enjoy a preferential tax rate of 15%, as long as they maintained their qualifications for HNTEs that are subject to verification by competent authorities and renewals every three years. The qualifications of these entities as HNTEs have been renewed and will expire by the end of 2019 or 2020. The HNTE qualification is subject to a periodic review every three years by the relevant PRC government authorities. Preferential tax treatment granted to our subsidiaries by the local governmental authorities is subject to this periodic review and may be adjusted or revoked at any time. We cannot assure you that our subsidiaries and the consolidated affiliated Chinese entity will continue to qualify as HNTEs when they are subject to reevaluation in the future.

In 2001, the PRC State Administration of Taxation, or SAT, started to implement preferential tax policy in China’s western region, and companies located in applicable jurisdictions covered by the Western Regions Catalogue are eligible to apply for a preferential income tax rate of 15% if their businesses fall within the “encouraged” category of the policy and the revenue derived from such “encouraged” businesses accounts for more than 70% of the total revenue. Benefiting from this policy, Chengdu Ctrip and Chengdu Ctrip International obtained approval from local tax authorities to apply the 15% tax rate for their annual tax filing subject to periodic renewals over the years since 2012. After the initial effective period expired in 2014, the two entities were approved by the relevant government authority to renew this qualification, which will expire in 2020. In 2013, Chengdu Information obtained approval from local tax authorities to apply the 15% tax rate for its 2012 tax filing and for the years from 2013 to 2020. In the event that the preferential tax treatment for these entities is discontinued, these entities will become subject to the standard tax rate at 25%, which would materially increase our tax obligations.

We have sustained losses in the past and may experience earnings declines or net losses in the future.

We sustained net losses in certain past periods, and we cannot assure you that we can sustain profitability or avoid net losses in the future. We expect that our operating expenses will increase and the degree of increase in these expenses is largely based on anticipated growth, revenue trends and competitive pressure. As a result, any decrease or delay in generating additional sales volume and revenues and increase in our operating expenses may result in substantial operating losses. Moreover, consolidation of Qunar’s financial statements starting from December 31, 2015 had negatively impacted our financial statements previously, which may happen again in the future. See “—Risks related to our company—Consolidation of the results of operations of Qunar with ours may negatively impact our financial performance and results of operations.”

We have incurred substantial indebtedness and may incur additional indebtedness in the future. We may not be able to generate sufficient cash to satisfy our outstanding and future debt obligations.

As of June 30, 2019, our total short-term bank borrowings and long-term bank borrowings (current portions) were RMB25.1 billion (US$3.7 billion), our total long-term borrowings (excluding current portions) were RMB7.3 billion (US$1.1 billion), the aggregate principal amount of our outstanding convertible notes was RMB26.4 billion (US$3.8 billion), and our securitization debt was RMB608 million (US$89 million). To the extent that we were to settle or redeem our convertible notes in cash, our debt obligations would become more substantial.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to adverse general economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to servicing and repaying our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; and

•

limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to conduct additional financing activities, or increase the cost of additional financing.

We may from time to time incur additional indebtedness and contingent liabilities. If we incur additional debt, the risks that we face as a result of our substantial indebtedness and leverage could intensify. For example, since 2018, we entered into asset backed securitization arrangements with third-party financial institution and set up a securitization vehicle which issued revolving debt securities to third-party investors.

Our ability to generate sufficient cash to satisfy our outstanding and future debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. As a result, we may not generate or obtain sufficient cash flow to meet our anticipated operating expenses and to service our debt obligation as they become due.

We may be subject to legal or administrative proceedings regarding information provided on our online portals or other aspects of our business operations, which may be time-consuming to defend.

Our online portals contain information about hotels, transportation, popular vacation destinations, and other travel-related topics. It is possible that if any information accessible on our online portals contains errors or false or misleading information, third parties could take action against us for losses incurred in connection with the use of such information. From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to labor and employment claims, breach of contract claims, anti-competition claims, and other matters. Although such proceedings are inherently uncertain and their results cannot be predicted with certainty, we believe that the resolution of our current pending matters will not have a material adverse effect on our business, consolidated financial position, results of operations, or cash flow. Regardless of the outcome and merit of such proceedings, however, any legal action can have an adverse impact on us because of defense costs, negative publicity, diversion of management’s attention, and other factors. In addition, it is possible that an unfavorable resolution of one or more legal or administrative proceedings, whether in China or in another jurisdiction, could materially and adversely affect our financial position, results of operations or cash flows in a particular period or damage our reputation.

We could be liable for breaches of internet security or fraudulent transactions by users of our mobile platform and our websites.

Internet industry is facing significant challenges regarding information security and privacy, including the storage, transmission and sharing of confidential information. In recent years, PRC government authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. We conduct a significant portion of our transactions through the internet, including our mobile platform and websites. In such transactions, secured transmission of confidential information (such as customers’ itineraries, hotel and other reservation information, credit card information, personal information, and billing addresses) over public networks and ensuring the confidentiality, integrity, availability, and authenticity of the information of our users, customers, hotel suppliers, and airline partners are essential to maintaining their confidence in our online products and services. Our current security measures may not be adequate and may contain deficiencies that we fail to identify, and advances in technology, increased levels of expertise of hackers, new discoveries in the field of cryptography or others could increase our vulnerability. For example, a third-party website with focus on internet security information exchange released news in March 2014 that as a result of a temporary testing function performed by us, certain data files containing customers’ credit card information had been stored on local servers maintained by us, which may lead to potential exposure of these customers’ information to hackers. We removed the cause of the potential security concern within two hours of the release of the news report and then examined all other possible leaks and found that 93 customers’ credit card information might have been downloaded by the above-mentioned website for the purpose of confirming potential risks. Although to our knowledge, no customer has suffered financial loss or other damage from the incident as of the date of that report, our business, results of operations, user experience, and reputation may be materially and adversely affected if similar incidents related to internet security recur in the future. In August 2011, the PRC Supreme People’s Court and the PRC Supreme People’s Procuratorate issued judicial interpretations regarding hacking and other internet crimes. However, its effect on curbing hacking and other illegal online activities still remains to be seen.

Significant capital, managerial and human resources are required to enhance information security and to address any issues caused by security failures. If we are unable to protect our systems and the information stored in our systems from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches may cause loss, expose us to litigation and possible liability to the owners of confidential information, disrupt our operations and may harm our reputation and ability to attract customers.

Our failure to comply with privacy and data protection laws and regulations in various jurisdictions could subject us to sanctions, damages, and litigation, and could harm our reputation and business.

We collect and process certain personal data of our users, including email addresses, usage data, identification information, user passwords, and additional information. We also collect and process user billing information, such as credit card numbers, full names, billing addresses, and phone numbers of our users.

We are subject to the privacy and data protection laws and regulations in various jurisdictions, including China, European Union, and Korea. Privacy laws provide restrictions and guidance in connection with our storage, use, processing, disclosure, transfer, and protection of personal information. We strive to comply with all applicable laws, regulations, policies relating to privacy and data protection. We are also subject to privacy and data security-related obligations deriving from our privacy policy and terms of use with our users, and we may be liable to third parties in the event we are deemed to have wrongfully processed, used, stored, disclosed or otherwise disposed of personal data.

Data security and protection has become one of the policy focuses of PRC regulators. For example, in November 2016, the Standing Committee of NPC promulgated the PRC Cyber Security Law, which became effective on June 1, 2017. The PRC Cyber Security Law requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks. We are subject to such requirements as we are operating website and mobile applications and providing certain internet services mainly through our mobile applications. The law further requires internet information service providers to formulate contingency plans for network security incidents, report to the competent departments immediately upon the occurrence of any incident endangering cyber security and take corresponding remedial measures. Any violation of the PRC Cyber Security Law may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of websites or criminal liabilities.

European Union traditionally takes a broader view as to what is considered personal information and has imposed greater obligations under their privacy and data protection laws. In particular, the European Union adopted a new General Data Protection Regulation in April 2016, which became effective in May 2018. The General Data Protection Regulation results in more stringent requirements for data processors and controllers, including more fulsome disclosures about the processing of personal information, data retention limits, and deletion requirements, mandatory notification in the case of a data breach, and elevated standards regarding valid consent in some specific cases of data processing. The General Data Protection Regulation also includes substantially higher penalties for failure to comply with the requirements. For example, in the event of violations, a fine up to €20 million or up to 4% of the annual worldwide turnover, whichever is greater, may be imposed. In addition to General Data Protection Regulation, when other future laws and regulations come into effect, the more stringent requirements on privacy user notifications and data handling will require us to adapt our business and incur additional costs.

Privacy concerns are becoming more widely acknowledged and may cause our users to resist providing the personal data necessary to allow them to use our platform effectively. We have implemented multiple measures and security protocols to maintain and improve our privacy protection capability. However, measures we have implemented may not alleviate all potential privacy concerns and threats. In addition, a failure by us or a third-party contractor providing services to us to comply with applicable privacy and data security laws, regulations, obligations, or our terms of use with our users, may result in sanctions, statutory or contractual damages or litigation. These violations or proceedings may, among other things, force us to spend money in defense or settlement, result in the imposition of monetary liability or restrict access to our services from certain territory, which could adversely affect our reputation and business.

We may be the subject of detrimental conduct by third parties, including complaints to regulatory agencies, negative blog postings, and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation and cause us to lose market share, travel suppliers, customers and revenues, and adversely affect the price of our ADSs.

We may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues, business relationships, business prospects and business ethics. Additionally, allegations, directly or indirectly against us, may be posted in internet chat-rooms or on blogs or any websites by anyone, whether or not related to us, on an anonymous basis. We may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and we cannot assure you that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose market share, travel suppliers and customers and revenues and adversely affect the price of our ADSs.

Our business is subject to the risks of international operations.

We had overseas expansion of our business over the years and operate our business in many foreign jurisdictions such as European and Southeast Asian countries. We intend to continue to explore and enter into other international expansion initiatives in the future. These international operations involve countries we have limited experience with, and subject us to various risks, including limited brand recognition (compared with our home market in China), inability to anticipate foreign consumers’ preferences and customs, changes in economic and political conditions in those countries, changes in compliance with international laws and regulations, changes in tariffs, trade restrictions, trade agreements and taxations, and difficulties in staffing, managing or overseeing operations outside China. The occurrence or consequences of any of these risks may restrict our ability to operate in the affected country or decrease our profitability of our operations in that country. We will also be exposed to increased risk of loss from foreign currency fluctuation and exchange controls as well as longer accounts receivable payment cycles. The occurrence of any of these risks could negatively affect our international business and consequently our business and operating results.

We have limited business insurance coverage in Greater China.

Insurance companies in Greater China offer limited business insurance products and generally do not, to our knowledge, offer business liability insurance. Business disruption insurance is available to a limited extent in Greater China, but we have determined that the risks of disruption, the cost of such insurance and the difficulties associated with acquiring such insurance make it impractical for us to have such insurance. We do not maintain insurance coverage for any kinds of business liabilities or disruptions and would have to bear the costs and expenses associated with any such events out of our own resources.

We hire celebrities to be our brand ambassadors to market our brands and products and this marketing initiative may not be effective.

From time to time, we hire celebrities to be our brand ambassadors to market our “Ctrip” brand or our products and services that are important to our business. However, we cannot assure you that the endorsement from our brand ambassadors or related advertisements will remain effective, that the brand ambassadors will remain popular or their images will remain positive and compatible with the messages that our brand and products aim to convey. Furthermore, we cannot assure you that we can successfully find suitable celebrities to replace any of our existing brand ambassadors if any of their popularities decline or if the existing brand ambassadors are no longer able or suitable to continue the engagement, and termination of such engagements may have a significant impact on our brand images and the promotion or sales of our products. If any of these situations occurs, our business, financial condition and results of operations could be materially and adversely affected.

We may face greater risk of doubtful accounts as our business increases in scale.

We provide credit terms to our merchant customers, and also extend credit to our users by making payments on behalf of them when they book travel products on our platform. Our accounts receivable and other receivable have increased as our business grows. We cannot assure you that we will be able to collect payment fully and in a timely manner on our outstanding receivables from our merchant customers and users. As a result, we may face a greater risk of non-payment of our receivables and, as our business grows in scale, we may need to make higher provisions for doubtful accounts. For the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2019, we recognized the provisions for accounts receivables of RMB32 million, RMB98 million, RMB69 million and RMB11 million (US$2 million), respectively, while the provisions for other receivable were immaterial. Our operating results and financial condition may be materially and adversely affected if we are unable to successfully manage our receivables.

Our accounting treatment for share-based compensation could continue to significantly reduce our net income.

Since 2006, we have accounted for share-based compensation in accordance with ASC 718 “Compensation — Stock Compensation,” or ASC 718, which requires a public company to recognize, as an expense, the fair value of share options and other share-based compensation to employees based on the requisite service period of the share-based awards. We have granted share-based compensation awards, including share options and restricted share units, to employees, officers and directors to incentivize performance and align their interests with ours. See “Item 6.B. Directors, Senior Management and Employees — Compensation — Employees’ Share Incentive Plans” in our 2018 Annual Report. As a result of the grants and potential future grants under our share incentive plans, we had incurred in the past and expect to continue to incur in future period’s significant share-based compensation expenses. The amount of these expenses is based on the fair value of the share-based awards.

Our board of directors has the discretion to change terms of any previously issued share options and any such change may significantly increase the amount of our share-based compensation expenses for the period that the change takes effect as well as those for any future periods. For example, reduction in the exercise price of granted and unvested options to the fair market value of our ordinary shares underlying the options or extension of expiration dates of granted options could result in an increase in share-based compensation expense and thus reduce our diluted earnings per ADS. In addition, with such changes and extensions, the application of ASC 718 will continue to have a significant impact on our net income. Further, future changes to various assumptions used to determine the fair value of awards issued or the amount and type of equity awards granted may also create uncertainty as to the amount of future share-based compensation expense.

Changes in accounting standards may affect the results of our operations.

We are required to adopt new accounting standards under FASB from time to time. Certain new accounting standards may impose significant different accounting treatments on certain line items on our consolidated financial statements, which could result in unexpected changes to our results of operation.

For example, in May 2014, the FASB issued a new accounting standard on the recognition of revenue generated from contracts with customers that was designed to create greater comparability for financial statement users across industries and jurisdictions. The core principle of this new standard is that an “entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” We adopted this new standard, effective from January 1, 2018, and applied the full retrospective transition approach to all contracts, which means that the financial statements for the year ended and as of December 31, 2018 were reported under this new standard and the financial statements for the years ended and as of December 31, 2016 and 2017 were retrospectively adjusted. The new standard did not change the presentation of our revenues, which continues to be substantially reported on a net basis. However, the timing of revenue recognition for certain revenue streams is changed under the new standard. In particular, revenue for accommodation reservation services, which used to be recognized after end-users completed their stays, is now recognized when the reservation becomes non-cancellable. Revenue for packaged tour services, which used to be recognized when packaged tours were completed, is now recognized on the departure date of the tours. See note 2 to our consolidated financial statements incorporated in this prospectus supplement by reference to our 2018 Annual Report for the key line items of our consolidated financial statements for 2016 and 2017 that have been retrospectively adjusted pursuant to ASC Topic 606.

On January 1, 2018, we adopted new financial instruments accounting standard ASU No. 2016-01, which requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The new standard also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient to estimate fair value. A policy election can be made for these investments whereby investment will be carried at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. With the adoption of the new standard, we recognized the changes in fair value for all equity investments measured at fair value through net income/(loss). For investments in equity securities lacking of readily determinable fair values, we elected to use the measurement alternative defined as cost, less impairments, adjusted by observable price changes. The new standard also requires us to reclassify the accumulated unrealized gain or loss of the equity investments measure at fair value that were previously recognized in other comprehensive income to retained earnings on the date of the adoption.

As of January 1, 2019, we adopted ASC 842, the Accounting Standards Updates amending the guidance related to accounting and reporting guidelines for leasing arrangements using the additional transition method that allowed for a cumulative-effect adjustment in the period of adoption. Results for reporting periods beginning after January 1, 2019 are presented under the new guidance, while prior period amounts were not adjusted and continue to be reported under the accounting standards in effect for those periods. The new guidance required entities that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases regardless of whether they are classified as finance or operating leases. In addition, new disclosures are required to meet the objective of enabling users of financial statements to better understand the amount, timing and uncertainty of cash flows arising from leases. We elected certain of the available transition practical expedients, including those that permit us to not reassess 1) whether any expired or existing contracts are or contain leases, 2) the lease classification for any expired or exiting leases, and 3) any initial direct costs for any existing leases as of the effective date. The standard had a material impact on our consolidated balance sheets, but did not have a material impact on our consolidated statements of operations or statements of cash flows. The most significant impact was the recognition of right-of-use assets and lease liabilities for operating leases..

As a result of changes in accounting standards, our results of operations may be adversely affected.

Failure to maintain effective internal control over financial reporting could result in errors in our published financial statements, which in turn could have a material adverse effect on the trading price of our ADSs.

We are subject to the reporting obligations under the U.S. securities laws. As required under Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the effectiveness of such companies’ internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm for a public company must issue an attestation report on the effectiveness of the company’s internal control over financial reporting. Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2018. In addition, our independent registered public accounting firm reported on the effectiveness of our internal control and reported that our internal control over financial reporting was effective as of December 31, 2018. If we fail to maintain the effectiveness of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports. As a result, any failure to maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our ADSs. Furthermore, we may need to incur additional costs and use additional management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements going forward.

We may need additional capital and we may not be able to obtain it.

We believe that our current cash and cash equivalents, short-term investments, cash flow from operations and proceeds from our financing activities will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. In particular, the recent financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all.

Risks related to our corporate structure

PRC laws and regulations restrict foreign investment in the air-ticketing, travel agency and value-added telecommunications businesses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.

We are a Cayman Islands incorporated company and a foreign person under PRC law. Due to foreign ownership restrictions in the air-ticketing, travel agency and value-added telecommunications industries, we conduct part of our business through contractual arrangements with our consolidated affiliated Chinese entities. These entities hold the licenses and approvals that are essential for our business operations.

In the opinion of our PRC counsel, Commerce & Finance Law Offices, our current ownership structure, the ownership structure of our subsidiaries and our consolidated affiliated Chinese entities, the contractual arrangements among us, our subsidiaries, our consolidated affiliated Chinese entities and their shareholders, as described in this prospectus supplement, are in compliance with existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel due to the lack of official interpretation and clear guidance.

If we and our consolidated affiliated Chinese entities are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating our income or the income of our consolidated affiliated Chinese entities, revoking our business licenses or the business licenses of our consolidated affiliated Chinese entities, requiring us and our consolidated affiliated Chinese entities to restructure our ownership structure or operations and requiring us or our consolidated affiliated Chinese entities to discontinue any portion or all of our value-added telecommunications, air-ticketing or travel agency businesses. In particular, if the PRC government authorities impose penalties which cause us to lose our rights to direct the activities of and receive economic benefits from our consolidated affiliated Chinese entities, we may lose the ability to consolidate and reflect in our financial statements the operation results of our consolidated affiliated Chinese entities. Any of these actions could cause significant disruption to our business operations, and may materially and adversely affect our business, financial condition and results of operations.

According to the PRC Property Rights Law, effective as of October 1, 2007, and the Measures for the Registration of Equity Pledge with the PRC State Administration for Industry and Commerce (2016 Revision), effective as of April 29, 2016, the effectiveness of the pledges will be denied if the pledges are not registered with the PRC State Administration for Industry and Commerce, or SAIC, which was integrated into the State Administration for Market Regulation, or the SAMR. Our equity pledges have been duly registered with the relevant local branches of SAMR. Under the equity pledge agreements between our subsidiaries and the shareholders of our consolidated affiliated Chinese entities, the shareholders of our consolidated affiliated Chinese entities pledged their respective equity interests in these entities to our subsidiaries. The effectiveness of the pledges upon registration will be recognized by PRC courts if disputes arise on certain pledged equity interests and that our subsidiaries’ interests as pledgees will prevail over those of third parties.

Furthermore, we were aware that a China-based U.S.-listed company announced in 2012 that it was subject to SEC’s investigation, which it believed was related to the consolidation of its consolidated affiliated Chinese entities. Following the announcement, that issuer’s stock price declined significantly. Although we are not aware of any actual or threatened investigation, inquiry or other action by SEC, Nasdaq or any other regulatory authority with respect to consolidation of our consolidated affiliated Chinese entities, we cannot assure you that we will not be subject to any such investigation or inquiry in the future. In the event we are subject to any regulatory investigation or inquiry relating to our consolidated affiliated Chinese entities, including the consolidation of such entities into our financial statements, or any other matters, we may need to spend significant amount of time and expenses in connection with the investigation or inquiry, our reputation may be harmed regardless of the outcome, and the trading price of our ADS may materially decline or fluctuate.

If our consolidated affiliated Chinese entities violate our contractual arrangements with them, our business could be disrupted, our reputation may be harmed and we may have to resort to litigation to enforce our rights, which may be time-consuming and expensive.

As the PRC government restricts foreign ownership of value-added telecommunications, air-ticketing and travel agency businesses in China, we depend on our consolidated affiliated Chinese entities, in which we have no ownership interest, to conduct part of our business activities through a series of contractual arrangements, which are intended to provide us with effective control over these entities and allow us to obtain economic benefits from them. Although we have been advised by our PRC counsel, Commerce & Finance Law Offices, that the contractual arrangements as described in this prospectus supplement are valid, binding and enforceable under current PRC laws, these arrangements are not as effective in providing control as direct ownership of these businesses. For example, our consolidated affiliated Chinese entities could violate our contractual arrangements with them by, among other things, failing to operate our air-ticketing or packaged-tour business in an acceptable manner or pay us for our consulting or other services. In any such event, we would have to rely on the PRC legal system for the enforcement of those agreements, which could have uncertain results. Any legal proceeding could result in the disruption of our business, damage to our reputation, diversion of our resources and incurrence of substantial costs. See “— Risks related to doing business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

The principal shareholders of our consolidated affiliated Chinese entities have potential conflict of interest with us, which may adversely affect our business.

Some of our directors and officers were also the principal shareholders of our consolidated affiliated Chinese entities as of the date of this prospectus supplement. Thus, conflict of interest between their duties to our company and their interests in our consolidated affiliated Chinese entities may arise. We cannot assure you that when conflict of interest arises, these persons will act entirely in our interests or that the conflict of interest will be resolved in our favor. In addition, these persons could violate their non-competition or employment agreements with us or their legal duties by diverting business opportunities from us to others, resulting in our loss of corporate opportunities. In any such event, we would have to rely on the PRC legal system for the enforcement of these agreements, which could have uncertain results. Any legal proceeding could result in the disruption of our business, diversion of our resources and incurrence of substantial costs. See “— Risks related to doing business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

Our business may be significantly affected by the New Foreign Investment Law.

In December 2018, the standing committee of the National People’s Congress reviewed a draft Foreign Investment Law, and this draft was subsequently published for public comment. In March 2019, a new draft of Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which will come into effect from January 1, 2020. The approved Foreign Investment Law does not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remains unclear under the Foreign Investment Law. Since the Foreign Investment Law is new, there are substantial uncertainties with respect to its implementation and interpretation and it is also possible that the VIEs will be deemed as foreign invested enterprises and be subject to restrictions in the future. Such restrictions may cause interruptions to our operations, products and services and may incur additional compliance cost, which may in turn materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with our consolidated affiliated Chinese entities may result in adverse tax consequences to us.

As a result of our corporate structure and the contractual arrangements between us and our consolidated affiliated Chinese entities, we are effectively subject to the 6% PRC value-added tax, or VAT, on both revenues generated by our consolidated affiliated Chinese entities’ operations in China and revenues derived from our contractual arrangements with our consolidated affiliated Chinese entities. We might be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between us and our consolidated affiliated Chinese entities were not made on an arm’s-length basis and therefore constitute favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that our consolidated affiliated Chinese entities adjust their taxable income upward for PRC tax purposes. Such an adjustment could adversely affect us by increasing our consolidated affiliated Chinese entities’ tax expenses without reducing our tax expenses, which could subject our consolidated affiliated Chinese entities to late payment fees and other penalties for underpayment of taxes, and/or result in the loss of the tax benefits available to our subsidiaries in China. The EIT Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its affiliates to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s-length principles. As a result, our contractual arrangements with our consolidated affiliated Chinese entities may result in adverse tax consequences to us.

Our subsidiaries and consolidated affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China and consulting and other fees paid to us by our consolidated affiliated Chinese entities. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries and consolidated affiliated Chinese entities in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the subsidiaries and consolidated affiliated Chinese entities’ registered capital. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries and consolidated affiliated Chinese entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

Pursuant to the EIT Law, its implementing rules and a circular of Taxation on Several Preferential Policies on Enterprise Income Tax issued by the PRC Ministry of Finance, or MOF, and SAT, in February 2008, the dividends declared out of the profits earned after January 1, 2008 by an FIE to its immediate offshore holding company are subject to a 10% withholding tax unless such offshore holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement, and certain supplementary requirements and procedures stipulated by SAT for such tax treaty are met and observed. Our subsidiaries in China are considered FIEs and are directly or indirectly held by our subsidiaries in Hong Kong. According to the currently effective tax treaty between China and Hong Kong, dividends payable by an FIE in China to a company in Hong Kong that directly holds at least 25% of the equity interests in the FIE will be subject to a withholding tax of 5%. In February 2009, SAT issued SAT Notice No. 81, pursuant to which an enterprise must be the “beneficial owner” of the relevant dividend income in order to enjoy the preferential withholding tax rates on dividend. If, however, such enterprise otherwise qualifies for such preferential withholding tax rates through any transaction or arrangement, whose main purpose is to qualify for such preferential withholding tax rates, the enterprise nevertheless cannot enjoy the preferential withholding tax rates and the competent tax authority has the power to adjust the applicable withholding tax rates if it so determines. In October 2009, SAT issued SAT Notice No. 601 to provide guidance on the criteria for determining whether an enterprise qualifies as the “beneficial owner” of the PRC sourced income for the purpose of obtaining preferential treatment under tax treaties. SAT Notice No. 601 was abolished by SAT Notice No. 9 that took effect in April 2018, which indicated that “beneficial owner” refers to a person who has ownership and disposal rights to the income or any rights and assets arising from such income, and the tax authority has discretion to determine whether or not an enterprise is a “beneficial owner.” However, since SAT Notice No. 9 is newly issued, it remains unclear how the PRC tax authorities will implement SAT Notice No. 9 in practice and to what extent it will affect the dividend withholding tax rates for dividends distributed by our PRC subsidiaries to our Hong Kong subsidiary. If the relevant tax authority determines that our Hong Kong subsidiary is a conduit company and does not qualify as the “beneficial owner” of the dividend income it receives from our PRC subsidiaries, the higher 10% withholding tax rate will apply to such dividends.

Under the EIT Law, an enterprise established outside of China with its “de facto management body” within China is considered a PRC resident enterprise and will be subject to enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. If the PRC tax authorities determine that we should be classified as a PRC resident enterprise for PRC tax purposes, our global income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the EIT Law also provides that, if a PRC resident enterprise directly invests in another PRC resident enterprise, the dividends received by the investing PRC resident enterprise from the invested PRC resident enterprise are exempted from income tax, subject to certain conditions. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company with indirect ownership interests in PRC resident enterprises through intermediary holding companies.

Moreover, under the EIT Law, foreign ADS holders that are non-PRC resident enterprises may be subject to a 10% withholding tax upon dividends payable by a PRC entity that is considered as a PRC resident enterprise and gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is considered as income derived from within China. Any such tax would reduce the returns on your investment in our ADSs.

If we exercise the option to acquire equity ownership in our consolidated affiliated Chinese entities, such ownership transfer requires approval from or filings with PRC governmental authorities and subject to taxation, which may result in substantial costs to us.

Pursuant to the relevant contractual arrangements, both of our PRC subsidiaries, Ctrip Travel Information and Ctrip Travel Network (or their respective designees), have their respective exclusive rights to purchase all or any part of the equity interests in the applicable consolidated affiliated Chinese entities of ours from the respective shareholders of these consolidated affiliated Chinese entities for a price that is the higher of (i) the amount of capital contribution to such consolidated affiliated Chinese entities, or the consideration paid in exchange for the equity interests in such consolidated affiliated Chinese entities, or (ii) another minimum price as permitted by the then applicable PRC laws. Such equity transfers may be subject to approvals from, or filings with, relevant PRC authorities. In addition, the relevant equity transfer prices may be subject to review and adjustment for tax determination by the relevant tax authorities. Moreover, the shareholders of our consolidated affiliated Chinese entities, under the circumstances of such equity transfers, will be subject to PRC individual income tax on the difference between the equity transfer prices and the then current registered capital of the relevant consolidated affiliated Chinese entities. The shareholders of such consolidated affiliated Chinese entities will pay, after deducting such taxes, the remaining amount to Ctrip Travel Information or Ctrip Travel Network, as appropriate, under the applicable contractual arrangements. The amount to be received by Ctrip Travel Information and Ctrip Travel Network may also be subject to enterprise income tax. Any of the aforementioned tax amounts could be substantial. Similar risk is faced by Qunar Software.

We face uncertainty with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-PRC resident investors. According to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by SAT on December 10, 2009, or SAT Circular 698, where a non-PRC resident enterprise transfers the equity interests in a PRC resident enterprise indirectly through a disposition of equity interests in an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in public securities market), or an Indirect Transfer, the non-PRC resident enterprise, as the seller, may be subject to PRC enterprise income tax of up to 10% of the gains derived from the Indirect Transfer in certain circumstances.

On February 3, 2015, SAT issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer, while the other provisions of SAT Circular 698 irrelevant to the Indirect Transfer remain in force. SAT Notice No. 7 introduces a new tax regime that is significantly different from that under a notice issued by SAT Circular 698. It extends SAT’s tax jurisdiction to capture not only the Indirect Transfer as set forth under SAT Circular 698 but also transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an offshore holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an offshore holding company broadly. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both offshore transferor and transferee as they are required to make self-assessment on whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly. On October 17, 2017, the SAT issued a Notice Concerning Withholding Income Tax of Non-Resident Enterprise, or SAT Notice No. 37, which abolishes SAT Circular 698 and certain provision of SAT Notice 7. SAT Notice No. 37 further reduces the burden of withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and mechanism of foreign exchange.

There is uncertainty as to the application of SAT Notice No. 7 and SAT Notice No. 37. In the event that non-PRC resident investors were involved in our private equity financing transactions and such transactions were determined by the competent tax authorities as lack of reasonable commercial purposes, we and our non-PRC resident investors may become at risk of being taxed under and SAT Notice No. 7 and SAT Notice No. 37 and may be required to expend costly resources to comply with and SAT Notice No. 7 and SAT Notice No. 37, or to establish a case to be tax exempt under SAT Notice No. 7 and SAT Notice No. 37, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Notice No. 7 and SAT Notice No. 37 to adjust the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are deemed as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities adjust the taxable income of the transactions under SAT Notice No. 7 and SAT Notice No. 37, our income tax expenses associated with such potential acquisitions will increase, which may have an adverse effect on our financial condition and results of operations.

Risks related to doing business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

The majority of our business operations are conducted in mainland China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past decades, that growth may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, future measures to control the pace of economic growth may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Inflation in China may disrupt our business and have an adverse effect on our financial condition and results of operations.

The Chinese economy has experienced rapid expansion together with rising rates of inflation. Inflation may erode disposable incomes and consumer spending, which may have an adverse effect on the Chinese economy and lead to a reduction in business and leisure travel as the travel industry is highly sensitive to business and personal discretionary spending levels. This in turn could adversely impact our business, financial condition and results of operations.

Future movements in exchange rates between U.S. dollars and Renminbi may adversely affect the value of our ADSs.

The value of Renminbi against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. The PRC government allowed Renminbi to appreciate by more than 20% against U.S. dollars between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and U.S. dollars remained within a narrow band. As a consequence, Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with U.S. dollars. Since June 2010, Renminbi has fluctuated against U.S. dollars, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. With the development of the foreign exchange market and progress toward interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollars in the future.

The majority of our revenues and costs are denominated in Renminbi, while a portion of our financial assets and our dividend payments are denominated in U.S. dollars. We have used forward contracts and currency borrowings to help hedge our exposure to foreign currency risk. Any significant revaluation of Renminbi or U.S. dollars may adversely affect our cash flows, earnings and financial position, and the value of, and any dividends payable on, our ADSs. For example, an appreciation of Renminbi against U.S. dollars would make any new Renminbi-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. An appreciation of Renminbi against U.S. dollars would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar-denominated financial assets into Renminbi, our reporting currency. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of U.S. dollars against Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because the majority of our revenues are denominated in Renminbi, any restrictions on currency exchange may limit our ability to use Renminbi-denominated revenues to fund our business activities outside China or to make dividend payments in U.S. dollars. The principal PRC regulation governing foreign currency exchange is the Regulations on Administration of Foreign Exchange, as amended, or the Forex Regulations. Under the Forex Regulations, Renminbi is freely convertible for trade- and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless prior approval of the State Administration of Foreign Exchange, or SAFE, is obtained. Although the PRC regulations now allow greater convertibility of Renminbi for current account transactions, significant restrictions remain. For example, foreign exchange transactions under our subsidiaries’ capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi, especially with respect to foreign exchange transactions.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents and the grant of employee stock options by overseas-listed companies may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

SAFE issued a public notice, or SAFE Circular 75, in October 2005 requiring PRC residents to register with the local SAFE branches before establishing or controlling any company outside of China for the purpose of capital financing with assets or equity interests in any onshore enterprise located in China, referred to in the notice as a “special purpose vehicle.” On July 4, 2014, SAFE issued the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles, or SAFE Circular 37, which has superseded SAFE Circular 75. Under SAFE Circular 75, SAFE Circular 37 and other relevant foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is also required to file or update the registration with the local branches of SAFE, with respect to that offshore company for any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or the creation of any security interest. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We have notified holders of our ordinary shares who we know are PRC residents to register with the local SAFE branches as required under the applicable foreign exchange regulations. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to our company or otherwise adversely affect our business.

On February 15, 2012, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Administration for Domestic Individuals Participating in an Employees Share Incentive Plan of an Overseas-Listed Company (replacing the prior circular in 2007, Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in an Employee Stock Holding Plan or Stock Option Plan of an Overseas-Listed Company), or the Share Incentive Rules. Under the Share Incentive Rules, PRC resident individuals who participate in a share incentive plan of an overseas publicly listed company are required to register with SAFE and complete certain other procedures. All such participants need to retain a PRC agent through PRC subsidiaries to register with SAFE and handle foreign exchange matters such as opening accounts, transferring and settlement of the relevant proceeds. The Share Incentive Rules further require an offshore agent to be designated to handle matters in connection with the exercise of share options and sale of proceeds for the participants of share incentive plans. We and our PRC employees who have been granted stock options are subject to the Share Incentive Rules. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our wholly-owned subsidiaries incorporated in China. Our subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises, or WFOEs. In addition, we depend on several consolidated affiliated Chinese entities in China to honor their service agreements with us. Almost all of these agreements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in China. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the foreign investments in China. However, since the PRC legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit remedies available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. If we and our consolidated affiliated Chinese entities are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including restructuring. See “— Risks related to our corporate structure — PRC laws and regulations restrict foreign investment in the air-ticketing, travel agency and value-added telecommunications businesses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.” and “— Risks related to our corporate structure — Our business may be significantly affected by the New Foreign Investment Law.”

Implementation of laws and regulations relating to data privacy in China could adversely affect our business.

Certain data and services collected, provided or used by us or provided to and used by us or our users are currently subject to regulations in certain jurisdictions, including China. The PRC Constitution states that PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such basic rights, and the PRC Contract Law prohibits contracting parties from disclosing or misusing the trade secrets of the other party. Further, companies or their employees who illegally trade or disclose customer data may face criminal charges. Although the definition and scope of “privacy” and “trade secret” remain relatively ambiguous under PRC law, growing concerns about individual privacy and the collection, distribution and use of information about individuals have led to national and local regulations that could increase our expenses.

In December 2012, the Standing Committee of the National People’s Congress enacted the Decision to Enhance the Protection of Network Information, or the Information Protection Decision, to further enhance the protection of users’ personal information in electronic form. The Information Protection Decision provides that internet information service providers must expressly inform their users of the purpose, manner and scope of the collection and use of users’ personal information by internet information service providers, publish the internet information service providers’ standards for their collection and use of users’ personal information, and collect and use users’ personal information only with the consent of the users and only within the scope of such consent. The Information Protection Decision also mandates that internet information service providers and their employees keep users’ personal information that they collect strictly confidential, and that they must take such technical and other measures as are necessary to safeguard the information against disclosure, damages and loss. Pursuant to the Order for the Protection of Telecommunication and internet User Personal Information issued in July 2013 by the PRC Ministry of Industry and Information Technology (formerly known as the Ministry of Information Industry), or MIIT, any collection and use of users’ personal information must be subject to the consent of the users, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. Compliance with current regulations and regulations that may come into effect in these areas may increase our expenses related to regulatory compliance, which could have an adverse effect on our financial condition and operating results.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of any securities to make loans or additional capital contributions to our PRC operating subsidiaries.

Since 2012, we have completed multiple offerings of securities, including convertible notes, ordinary shares, and ADSs. For details of our outstanding convertible notes, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Contractual obligations.” As an offshore holding company, our ability to make loans or additional capital contributions to our PRC operating subsidiaries is subject to PRC regulations and approvals and there are restrictions for us to make loans to our consolidated affiliated Chinese entities. These regulations and approvals may delay or prevent us from using the proceeds we received in the past or will receive in the future from the offerings of securities to make loans or additional capital contributions to our PRC operating subsidiaries and our consolidated affiliated Chinese entities, and impair our ability to fund and expand our business which may adversely affect our business, financial condition and result of operations.

For example, on March 3, 2015, SAFE promulgated a Circular on the Reforming of Administrative Methods Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Companies, or SAFE Circular 19, which became effective on June 1, 2015 and replaced SAFE Circular 142. Previously, pursuant to SAFE Circular 142, the registered capital of an FIE settled in Renminbi converted from foreign currencies may only be used within the business scope approved by the applicable government authority and may not be used for equity investments in China, and the FIE may not change how it uses such capital without SAFE’s approval, and may not in any case use such capital to repay Renminbi loans if they have not used the proceeds of such loans. Although SAFE Circular 19 restates certain restrictions on the use of investment capital denominated in foreign currency by FIEs, it specifies that the registered capital of an FIE, denominated in foreign currency, can be converted into Renminbi at the discretion of such FIE and can be used for equity investment in China subject to the invested company’s filing of a reinvestment registration with the relevant local SAFE. On June 9, 2016, SAFE issued the Circular on Reforming and Regulating the Administrative Policy of the Settlement under Capital Accounts, or SAFE Circular 16, which became effective on the same date. Although SAFE Circular 16 further extends the reform to cover foreign currency income under capital account, including capital, foreign debt and proceeds from offshore offering and listing, an FIE’s foreign currency income and such income settled in Renminbi under the capital account cannot be used directly and indirectly for any purposes out of the FIE’s business scope or in areas prohibited by laws and regulations. However, the interpretation and enforcement of SAFE Circular 19 and SAFE Circular 16 remained to be subject to uncertainty.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from our various offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We have attempted to comply with the PRC regulations regarding licensing requirements by entering into a series of agreements with our consolidated affiliated Chinese entities. If the PRC laws and regulations change, our business in China may be adversely affected.

To comply with the PRC regulations regarding licensing requirements, we have entered into a series of agreements with our consolidated affiliated Chinese entities to maintain our operational control over them and secure consulting fees and other payments from them. Although we have been advised by our PRC counsel, Commerce & Finance Law Offices, that our contractual arrangements with our consolidated affiliated Chinese entities, as described in this prospectus supplement, are valid under current PRC laws and regulations, as there is substantial uncertainty regarding the interpretation and application of PRC laws and regulations, we cannot assure you that the PRC government would agree with our counsel’s position or that we will not be required to restructure our organizational structure and operations in China to comply with changing and new PRC laws and regulations. Restructuring of our operations may result in disruption of our business, diversion of management attention and the incurrence of substantial costs. See “— Risks related to our corporate structure — Our business may be significantly affected by the New Foreign Investment Law.”

The continued growth of the Chinese internet market depends on the development of telecommunications infrastructure.

Although private sector internet service providers currently exist in China, almost all access to the internet is maintained through state-owned telecommunication operations under MIIT’s administrative control and regulatory supervision. In addition, the national networks in China connect to the internet through government-controlled international gateways. These international gateways are the only channels through which a domestic PRC user can connect to the international internet network. We rely on this infrastructure, primarily China Telecom and China Unicom, to provide data communications capacity. Although the PRC government has announced plans to aggressively develop the national information infrastructure, we cannot assure you that this infrastructure will be developed, or that it will be sufficiently upgraded to meet the specifications of the existing or future technological advancement, such as 5G internet. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The internet infrastructure in China may not support the demands associated with continued growth in internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. Furthermore, if internet access fees or other charges to internet users increase, some users may be prevented from accessing the mobile internet and thus cause the growth of mobile internet users to decelerate. Such deceleration may adversely affect our ability to continue to expand our user base and maintain our user experience.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the applicable professional standards. Because our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by PCAOB. On December 7, 2018, SEC and PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions SEC and PCAOB will take to address the problem.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to regularly evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Proceedings instituted by SEC against the PRC affiliates of the Big Four accounting firms, including our independent registered public accounting firm, could result in our financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended.

Starting in 2011, the PRC affiliates of the Big Four accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the PRC firms access to their access to their audit work paper and other related documents. The firms were, however, advised and directed that under PRC law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through China Securities Regulatory Commission, or CSRC.

In December 2012, SEC brought administrative proceedings against the Big Four accounting firms, including our independent registered public accounting firm in China, alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under SEC’s investigation for potential accounting fraud. On January 22, 2014, an initial administrative law decision, or Initial Decision, was issued, censuring these accounting firms and suspending four of the five firms from practicing before SEC for a period of six months. The accounting firms filed a Petition for Review of the Initial Decision to SEC. On February 6, 2015, the Big Four China-based accounting firms each agreed to a censure and to pay a fine to SEC to settle the dispute and avoid suspension of their ability to practice before SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide SEC with access to PRC firms’ audit documents via the China Securities Regulatory Commission, or CSRC. If future document productions fail to meet specified criteria, during a period of four years starting from the settlement date, the SEC retained authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure.

While the four-year mark occurred on February 6, 2019, we cannot predict if SEC will further review the four China-based accounting firms’ compliance with specified criteria or if the results of such a review would result in SEC imposing penalties such as suspensions or restarting the administrative proceedings. If the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs from Nasdaq or the termination of the registration of our ADSs under the Exchange Act, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to this Offering and Our Ordinary Shares and ADSs

The future sales of a substantial number of ADSs in the public market could adversely affect the price of the ADSs.

In the future, we may sell additional ADSs to raise capital, and our existing shareholders could sell substantial amounts of the ADSs, including those issued upon the exercise of outstanding options, in the public market. We cannot predict the size of such future issuance or the effect, if any, that they may have on the market price of the ADSs. Any future sales of a substantial number of the ADSs in the public market, or the perception that such issuance and sale may occur, could adversely affect the price of the ADSs and impair our ability to raise capital through the sale of additional equity securities.

Provisions of our convertible notes could discourage an acquisition of us by a third party.

As of June 30, 2019, the aggregate principal amount of our outstanding convertible notes was US$3.8 billion. Certain provisions of our convertible notes could make it more difficult or more expensive for a third party to acquire us. The indentures for these convertible notes define a “fundamental change” to include, among other things: (1) any person or group gaining control of our company; (2) our company merging with or into another company or disposing of substantially all of its assets; (3) any recapitalization, reclassification or change of our ordinary shares or the ADSs as a result of which these securities would be converted into, or exchanged for, stock, other securities, other property or assets; (4) the adoption of any plan relating to the dissolution or liquidation of our company; or (5) our ADSs ceasing to be listed on a major U.S. national securities exchange in certain circumstances, subject to certain exceptions where the applicable consideration comprises U.S.-listed common equity or ADSs. Upon the occurrence of a fundamental change, holders of these notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of US$1,000. In the event of a fundamental change, we may also be required to issue additional ADSs upon conversion of our convertible notes.

The trading price of our ADSs has been volatile historically and may continue to be volatile regardless of our operating performance, which could expose us to securities class action litigation.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. In 2018, the trading prices of our ADSs on the Nasdaq Global Select Market have ranged from US$25.00 to US$51.91 per ADS, and the last reported trading price on September 24, 2019 was US$31.75 per ADS. The price of our ADSs may fluctuate in response to a number of events and factors, including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	conditions in the internet or travel industries;

•	changes in the economic performance or market valuations of other internet or travel companies or other companies that primarily operate in China;

•	changes in major business terms between our travel suppliers and us;

•	announcements by us or our competitors of new products or services, significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	negative publicity in connection with our business operation;

•	additions or departures of key personnel; and

•	market and volume fluctuations in the stock market in general.

In addition, the stock market in general, and the market prices for internet-related companies and companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based U.S.-listed companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial declines in the trading prices of their securities. The trading performance of the securities of these China-based U.S.-listed companies after their offerings and the surge in the number of China-based U.S.-listed companies that commenced going-private proceedings in recent years may affect the attitudes of investors toward China-based U.S.-listed companies, which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. Furthermore, some negative news and perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure including the use of VIE structures or other matters of other China-based U.S.-listed companies have negatively affected the attitudes of investors towards China-based U.S.-listed companies, including us, in general in the past, regardless of whether we have engaged in any inappropriate activities, and any news or perceptions with a similar nature may continue to negatively affect us in the future. In addition, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets, such as the large decline in share prices in the United States, China and other jurisdictions in recent years. These broad market and industry fluctuations may continue to adversely affect the trading price of the ADSs, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our ADS price may adversely affect our ability to retain key employees, all of whom have been granted share-based awards.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ADSs or publish inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on the Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. As we have chosen, or may from time to time to choose, to follow home country practice exemptions with respect to certain corporate matters such as the requirement of majority independent directors on our board of directors, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. See “Item 16G. Corporate Governance” in our 2018 Annual Report.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2018 Revision) of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States. Therefore, our public shareholders may have more difficulties in protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Your ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, may be limited because we are incorporated in the Cayman Islands, and because we conduct the majority of our operations in China and because the majority of our directors and officers reside outside of the United States.

We are incorporated in the Cayman Islands, and we conduct the majority of our operations in China through our wholly-owned subsidiaries and several consolidated affiliated Chinese entities in China. Most of our directors and officers reside outside of the United States and most of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to bring an action in the United States upon these persons. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands or China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the ordinary shares represented by your ADSs are voted.

As a holder of ADSs, you will not have any right to attend general meetings of our shareholders or to cast any votes directly at such meetings. You will only be able to exercise the voting rights that attach to the underlying ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as the registered holder of the underlying ordinary shares which are represented by your ADSs. Upon receipt of your voting instructions, the depositary will endeavor to vote the underlying ordinary shares in accordance with your instructions. You will not be able to directly exercise any right to vote with respect to the underlying shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our memorandum and articles of association, the minimum notice period required to be given by our company to our registered shareholders for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to enable you to withdraw the underlying shares represented by your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution that is to be considered and voted upon at the general meeting. In addition, under our memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying shares which are represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will endeavor to notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying shares that are represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to direct the voting of the underlying shares that are represented by your ADSs and there may be nothing you can do if the shares underlying your ADSs are not voted as you requested.

Under our deposit agreement, the depositary will give us a discretionary proxy to vote the ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless we have instructed the depositary that we do not wish a discretionary proxy to be given or any of the other situations specified under the deposit agreement takes place. The effect of this discretionary proxy is that you cannot prevent ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make these rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may not receive distributions on ordinary shares or any value for them if it is illegal or impractical to make them available to you.

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to register ADSs, ordinary shares, rights or other securities under U.S. securities laws. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Provisions of our shareholder rights plan could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our shareholders.

In November 2007, we adopted a shareholder rights plan, which was subsequently amended. Although the rights plan will not prevent a takeover, it is intended to encourage anyone seeking to acquire our company to negotiate with our board of directors prior to attempting a takeover by potentially significantly diluting an acquirer’s ownership interest in our outstanding shares. The existence of the rights plan may also discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the ADSs.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, which may result in adverse U.S. federal income tax consequences for U.S. holders of the ADSs or ordinary shares.

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as a non-passive asset.

Based on our income and assets, and the value of our ADSs, we do not believe that we should be classified as a PFIC for our current taxable year and do not expect to be a PFIC for any future taxable years. Although we do not anticipate becoming a PFIC, changes in the nature of our income or assets or the value of our ADSs may cause us to become a PFIC for the current or any subsequent taxable year. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to expend significant amounts of cash for working capital or other purposes, our risk of becoming classified as a PFIC may substantially increase.

If we were treated as a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations”) held our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. For a more detailed discussion of U.S. federal income tax considerations to U.S. Holders if we are or become classified as a PFIC, see “Taxation—U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk factors” or in other parts of this prospectus supplement.

Key performance indicators

Revenues

Revenue composition and sources of revenue growth. We have experienced significant revenue growth since we commenced operations in 1999. Our total revenues grew from RMB19.8 billion in 2016 to RMB31.1 billion in 2018, representing a compound annual growth rate of 25.3%. Our total revenues grew 19% from RMB14.1 billion in the six months ended June 30, 2018 to RMB16.9 billion (US$2.5 billion) in the same period of 2019.

We generate our revenues primarily from the accommodation reservation and transportation ticketing businesses. The table below sets forth the revenues from our principal lines of business for the periods indicated, both in absolute amounts and as percentages of our total revenues.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2016		2017		2018		2018			2019
	RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)	US$ (in millions)%
Revenues:
Accommodation reservation	7,321	37	9,531	35	11,580	37	5,297	38	6,429	936	38
Transportation ticketing	8,827	45	12,221	45	12,947	42	5,912	42	6,761	985	40
Packaged-tour	2,315	12	2,973	11	3,772	12	1,673	12	2,096	305	12
Corporate travel	608	3	753	3	981	3	435	3	547	80	3
Others	734	3	1,515	6	1,824	6	806	5	1,041	152	7
Total revenues	19,805	100	26,993	100	31,104	100	14,123	100	16,874	2,458	100

As we generally do not take ownership of the products and services being sold and act as an agent in substantially all of our transactions, our risk of loss due to obligations for cancelled hotel and airline ticket reservations is minimal. Accordingly, we recognize revenues primarily based on commissions earned rather than transaction value.

Since current PRC laws and regulations impose substantial restrictions on foreign ownership of air-ticketing, travel agency and value-added telecommunications businesses in China, we conduct part of our transportation ticketing and packaged-tour businesses through our consolidated affiliated Chinese entities. Historically, we generated a portion of our revenues from fees charged to these entities.

Accommodation Reservation. Revenues from our accommodation reservation business have been a significant source of revenues since our inception. In 2016, 2017 and 2018, revenues from our accommodation reservation business accounted for RMB7.3 billion, RMB9.5 billion and RMB11.6 billion respectively, or 37%, 35% and 37%, respectively, of our total revenues. In the six months ended June 30, 2018 and 2019, revenues from our accommodation reservation business accounted for RMB5.3 billion and RMB6.4 billion (US$936 million) respectively, or 38% and 38%, respectively, of our total revenues.

We generate substantially all of our accommodation reservation revenues through commissions from travel suppliers for hotel room reservations through our transaction and service platform. We recognize revenues when the reservation becomes non-cancellable which is the point considered when we complete our performance obligation in accommodation reservation services. We generally agree in advance on fixed commissions with a particular hotel, we also enter into a commission arrangement with many of our hotel suppliers that we refer to as the “ratchet system.” Under the ratchet system, our commission rate per room night is adjusted upward in line with the increase in the volume of room nights we sell for such hotels during such months.

Transportation Ticketing. Our transportation ticketing business continues to grow rapidly. In 2016, 2017 and 2018, revenues from our transportation ticketing business accounted for RMB8.8 billion, RMB12.2 billion and RMB12.9 billion, respectively, or 45%, 45% and 42%, respectively, of our total revenues. In the six months ended June 30, 2018 and 2019, revenues from our transportation ticketing business accounted for RMB5.9 billion and RMB6.8 billion (US$985 million) respectively, or 42% and 40%, respectively, of our total revenues.

We conduct our transportation ticketing business through our consolidated affiliated Chinese entities, as well as a network of independent transportation ticketing service companies. Commissions from transportation ticketing rendered are recognized after tickets are issued as this is when our performance obligation is satisfied.

Packaged Tours. Our packaged-tour business has grown rapidly in the past three years. In 2016, 2017 and 2018, revenues from our packaged-tour business accounted for RMB2.3 billion, RMB3.0 billion and RMB3.8 billion, or 12%, 11% and 12%, respectively, of our total revenues. In the six months ended June 30, 2018 and 2019, revenues from our packaged-tour business accounted for RMB1.7 billion and RMB2.1 billion (US$305 million) respectively, or 12% and 12%, respectively, of our total revenues. We conduct our packaged-tour business mainly through our consolidated affiliated Chinese entities, which bundle the packaged-tour products and receive referral fees from travel product providers for packaged-tour products and services through our transaction and service platform. Referral fees are recognized on the departure date of the tours as this is when our performance obligation is satisfied.

Corporate Travel. Corporate travel revenues primarily include commissions from transportation ticket booking, accommodation reservation and packaged-tour services rendered to corporate clients. In 2016, 2017 and 2018, revenues from our corporate travel services accounted for RMB608 million, RMB753 million and RMB981 million, or 3%, 3% and 3%, respectively of our total revenues. In the six months ended June 30, 2018 and 2019, revenues from our corporate travel services accounted for RMB435 million and RMB547 million (US$80 million) respectively, or 3% and 3%, respectively, of our total revenues. We contract with corporate clients based on service fee model. Travel reservations are made via on-line and off-line services for transportation ticket booking, accommodation reservation and package-tour services. Revenue is recognized on a net basis after the services are rendered and collections are reasonably assured.

Other Businesses. Our other businesses primarily consist of online advertising services. We conduct the advertising business through Ctrip Commerce, and we recognize revenues ratably over the fixed terms of agreements as services are provided.

Cost of revenues

Cost of revenues consists primarily of payroll compensation of customer service center personnel, payments to travel suppliers, credit card service fee, telecommunication expenses, direct cost of principal travel tour services, depreciation, rentals and related expenses incurred by our transaction and service platform which are directly attributable to the rendering of our travel related services and other businesses.

Cost of revenues accounted for 25%, 17% and 20% of our net revenues in 2016, 2017 and 2018, and 19% and 21% of our net revenues in the six months ended June 30, 2018 and 2019, respectively. We believe our relatively low ratio of cost of revenues to revenues is primarily due to competitive labor costs in China, high efficiency of our customer service system and efficiency of our enhanced website operations. The increase in percentage of cost of revenues to net revenues in 2018 was primarily due to the increase in credit card service fee, customer service related expenses and payments to travel suppliers for the service we had control. The increase in percentage of cost of revenues to net revenues in the six months ended June 30, 2019 was primarily due to the increase in credit card service fee, customer service related expenses.

Operating expenses

Operating expenses consist primarily of product development expenses, sales and marketing expenses, and general and administrative expenses, all of which include share-based compensation expense. In 2018, we recorded RMB1.7 billion of share-based compensation expense, compared to RMB3.6 billion and RMB1.8 billion for 2016 and 2017, respectively. In the six months ended June 30, 2018 and 2019, we recorded RMB856 million and RMB878 million (US$128 million) of share-based compensation expense, respectively. Share-based compensation expense is included in the same income statement category as the cash compensation paid to the recipient of the share-based award.

Product development expenses primarily include expenses we incur to develop our travel suppliers network and expenses we incur to maintain, monitor and manage our transaction and service platform. Product development expenses accounted for 40%, 31%, and 31% of our net revenues in 2016, 2017, and 2018, and 31% and 31% of our net revenues in the six months ended June 30, 2018 and 2019, respectively. The product development expenses as a percentage of net revenues in 2018 remained consistent with that in 2017. The product development expenses as a percentage of net revenues in the six months ended June 30, 2019 remained consistent with that in the same period of 2018.

Sales and marketing expenses primarily comprise payroll compensation and benefits for our sales and marketing personnel, advertising expenses, and other related marketing and promotion expenses. Our sales and marketing expenses accounted for 30%, 31%, and 31% of our net revenues in 2016, 2017, and 2018, and 30% and 26% of our net revenues in the six months ended June 30, 2018 and 2019, respectively. The sales and market expenses as a percentage of net revenues in 2018 remained consistent with that in 2017. The decrease in percentage of sales and market expenses to net revenue in the six months ended June 30, 2019, compared with that in the same period of 2018, was primarily due to marketing optimization.

General and administrative expenses consist primarily of payroll compensation, benefits and travel expenses for our administrative staff, professional service fees, as well as administrative office expenses. Our general and administrative expenses accounted for 13%, 10% and 9% of our net revenues in 2016, 2017 and 2018, and 9% and 10% of our net revenues in the six months ended June 30, 2018 and 2019, respectively. The general and administrative expenses as a percentage of net revenues in 2018 decreased primarily due to the deduction in personnel expenses of general and administrative employees as a percentage of revenue. The general and administrative expenses as a percentage of net revenues in the six months ended in 2019 increased primarily due to the increase in personnel expenses of general and administrative employees.

Results of operations

The following table sets forth a summary of our consolidated statements of operations for the periods indicated both in amount and as a percentage of net revenues.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2016		2017		2018		2018		2019
	RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)	US$ (in millions)%
Revenues(1):
Accommodation reservation	7,321	38	9,531	36	11,580	37	5,297	38	6,429	936	38
Transportation ticketing	8,827	46	12,221	46	12,947	42	5,912	42	6,761	985	40
Packaged-tour	2,315	12	2,973	11	3,772	12	1,673	12	2,096	305	12
Corporate travel	608	3	753	3	981	3	435	3	547	80	3
Others	734	4	1,515	5	1,824	6	806	6	1,041	152	7
Total revenues	19,805	103	26,993	101	31,104	100	14,123	101	16,874	2,458	100
Less: Sales tax and surcharges	(560)	(3)	(197)	(1)	(139)	(0)	(73)	(1)	(19)	(3)	0
Net revenues	19,245	100	26,796	100	30,965	100	14,050	100	16,855	2,455	100
Cost of revenues	(4,730)	(25)	(4,678)	(17)	(6,324)	(20)	(2,713)	(19)	(3,487)	(508)	(21)
Gross profit	14,515	75	22,118	83	24,641	80	11,337	81	13,368	1,947	79
Operating expenses:
Product development(2)	(7,687)	(40)	(8,259)	(31)	(9,620)	(31)	(4,411)	(31)	(5,186)	(755)	(31)
Sales and marketing(2)	(5,861)	(30)	(8,294)	(31)	(9,596)	(31)	(4,282)	(30)	(4,330)	(631)	(26)
General and administrative(2)	(2,519)	(13)	(2,622)	(10)	(2,820)	(9)	(1,330)	(9)	(1,634)	(238)	(10)
Total operating expenses	(16,067)	(83)	(19,175)	(72)	(22,036)	(71)	(10,023)	(70)	(11,150)	(1,624)	(67)
(Loss) / income from operations	(1,552)	(8)	2,943	11	2,605	9	1,314	11	2,218	323	12
Interest income	567	3	988	4	1,899	6	804	6	1,049	153	6
Interest expense	(732)	(4)	(1,286)	(5)	(1,508)	(5)	(693)	(5)	(867)	(126)	(5)
Other (expense) / income	(27)	(0)	879	3	(1,075)	(3)	2,653	19	3,204	467	19
(Loss) / income before income tax expense, equity in income of affiliates and non-controlling interests	(1,744)	(9)	3,524	13	1,921	7	4,078	31	5,604	817	32
Income tax expense	(482)	(2)	(1,285)	(5)	(793)	(3)	(501)	(4)	(1,013)	(148)	(6)
Equity in income / (loss) of affiliates	602	3	(65)	(0)	(32)	0	(135)	(1)	(406)	(59)	(2)
Net (loss) / income	(1,624)	(8)	2,174	8	1,096	4	3,442	26	4,185	610	24
Less: Net loss / (income) attributable to non-controlling interests	206	1	(19)	(0)	16	0	(1)	(0)	37	5	0

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2016		2017		2018		2018		2019
	RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)	US$ (in millions)%
Accretion to redemption value of redeemable non-controlling interests	—	—	—	—	—	—	—	—	(12)	(2)	(0)
Net (loss) / income attributable to Ctrip’s shareholders	(1,418)	(7)	2,155	8	1,112	4	3,441	26	4,210	613	24

(1)

Effective from January 1, 2018, we adopted ASC Topic 606, a new accounting standard on the recognition of revenue issued by FASB in 2014, and have applied such accounting standard retrospectively to the years ended December 31, 2016 and 2017.

(2)	Share-based compensation was included in the associated operating expense categories as follows:

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2016		2017		2018		2018		2019
	RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)%		RMB (in millions)	US$ (in millions)%
Product development	(2,080)	(11)	(1,013)	(4)	(934)	(3)	(478)	(3)	(466)	(68)	(3)
Sales and marketing	(393)	(2)	(186)	(1)	(156)	(1)	(79)	(1)	(72)	(11)	(0)
General and administrative	(1,087)	(6)	(635)	(2)	(617)	(2)	(299)	(2)	(340)	(49)	(2)

Any discrepancies in the above table between the amounts/percentages identified as total amounts/percentages and the sum of the amounts/percentages listed therein are due to rounding.

Results of operations for the six months ended June 30, 2018 and 2019

Revenues

Total revenues were RMB16.9 billion (US$2.5 billion) in the six months ended June 30, 2019, an increase of 19% over RMB14.1 billion in the same period of 2018. This revenues growth was primarily due to the strong execution by our brand teams to increase the travel choices we offer in the six months ended June 30, 2019.

Accommodation reservation. Revenues from our accommodation reservation business increased by 21% to RMB6.4 billion (US$936 billion) in the six months ended June 30, 2019 from RMB5.3 billion in the same period of 2018, primarily driven by strong execution by our brand teams to increase the accommodation choices we offer and provide a continuously improving consumer experience.

Transportation ticketing. Revenues from our transportation ticketing business increased by 14% to RMB6.8 billion (US$985 billion) in the six months ended June 30, 2019 from RMB5.9 billion in the same period of 2018, primarily due to strong international air ticketing demand and an increase in ground transportation.

Packaged tours. Packaged-tour revenues increased by 25% to RMB2.1 billion (US$305 million) in the six months ended June 30, 2019 from RMB1.7 billion in the same period of 2018, primarily due to significant traffic from offline stores and high demand of customized tours.

Corporate travel. Corporate travel revenues increased by 26% to RMB547 million (US$80 million) in the six months ended June 30, 2019 from RMB435 million in the same period of 2018, primarily due to the expansion in corporate customer base and an optimized product mix trend.

Other businesses. Revenues from other businesses increased by 29% to RMB1.0 billion (US$152 million) in the six months ended June 30, 2019 from RMB806 million in the same period of 2018, primarily due to an increase in revenues from online advertising services.

Cost of Revenues

Cost of revenues in the six months ended June 30, 2019 increased by 29% to RMB3.5 billion (US$508 million) from RMB2.7 billion in the same period of 2018, primarily due to increase of credit card service fee, and customer service related expenses.

Operating expenses

Operating expenses include product development expenses, sales and marketing expenses and general and administrative expenses.

Product development. Product development expenses increased by 18% to RMB5.2 billion (US$755 million) in the six months ended June 30, 2019 from RMB4.4 billion in the same period of 2018, primarily due to an increase in product development personnel related expenses.

Sales and marketing. Sales and marketing expenses increased by 1% to RMB4.3 billion (US$631 million) in the six months ended June 30, 2019 from RMB4.3 billion in the same period of 2018.

General and administrative. General and administrative expenses increased by 23% to RMB1.6 billion (US$238 million) in the six months ended June 30, 2019 from RMB1.3 billion in the same period of 2018, primarily due to an increase in general and administrative personnel related expenses.

Interest income

Interest income increased by 30% to RMB1.0 billion (US$153 million) in the six months ended June 30, 2019 from RMB804 million in the same period of 2018 due to an increase in cash, cash equivalents, short-term investments, held to maturity deposit and financial products in the six months ended June 30, 2019.

Interest expense

Interest expense increased by 25% to RMB867 million (US$126 million) in the six months ended June 30, 2019 from RMB693 million in the same period of 2018 due to an increase in short-term debt and long-term debt in the six months ended June 30, 2019.

Other income

Other income was RMB3.2 billion (US$467 million) in the six months ended June 30, 2019 while other income was RMB2.7 billion in the same period of 2018, primarily due to the RMB2.2 billion (US$323 million) fair value gain of equity securities investments as well the impact of settlement of provision and contingent liability balances related to an equity method investment of RMB0.6 billion in the six months ended June 30, 2019.

Income tax expense

Income tax expense was RMB1.0 billion (US$148 million) in the six months ended June 30, 2019, an increase of 102% over RMB501 million in the same period of 2018, primarily due to the increase in our taxable income. Our effective income tax rate in the six months ended June 30, 2019 was 18%, as compared to 12% in the same period of 2018. The change in our effective tax rate was primarily due to changes in the profitability of our subsidiaries that have different tax rates, including certain non-taxable income of the fair value changes in equity securities investments.

Equity in loss of affiliates

Equity in loss of affiliates is RMB406 million (US$59 million) in the six months ended June 30, 2019 while equity in loss of affiliates is RMB135 million in the same period of 2018. This is primarily attributable to the losses incurred from our equity method investments.

Liquidity and capital resources

As of June 30, 2019, our principal sources of liquidity have been cash generated from operating activities, borrowings from third-party lenders, as well as the proceeds we received from our public offerings of ordinary shares and our offerings of convertible senior notes. Our cash and cash equivalents consist of cash on hand and liquid investments which are unrestricted as to withdrawal or use. Our financing activities consist of issuance and sale of our shares and convertible senior notes to investors and related parties and borrowings from third-party lenders. As of June 30, 2019, we had convertible senior notes outstanding in an aggregate principal amount of US$3.8 billion (RMB26.4 billion) and a term loan facility outstanding with an aggregate principal of US$4.8 billion. Except as disclosed in this prospectus supplement, we have no outstanding bank loans or financial guarantees or similar commitments to guarantee the payment obligations of third parties. We believe that our current cash and cash equivalents, our cash flow from operations and proceeds from our financing activities will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for the foreseeable future and for at least 12 months subsequent to the filing of this prospectus supplement. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

The following table sets forth our summary consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2017	2018	2018	2019
	RMB	RMB	RMB	RMB	RMB	US$
	(in millions)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	5,270	7,069	7,115	2,224	3,758	549
Net cash used in investing activities	(20,350)	(15,229)	(14,078)	(6,015)	(2,455)	(358)
Net cash provided by/(used in) financing activities	12,291	8,020	11,926	8,341	(169)	(25)
Effect of foreign exchange rate changes on cash and cash equivalents, restricted cash	1,465	(47)	819	(39)	(5)	(1)
Net (decrease)/increase in cash and cash equivalents, restricted cash	(1,324)	(187)	5,782	4,511	1,129	165
Cash and cash equivalents, restricted cash, beginning of year/period	21,503	20,179	19,992	19,992	25,774	3,754

Cash and cash equivalents, restricted cash, end of year/ period	20,179	19,992	25,774	24,503	26,903	3,919

Operating activities

Net cash provided by operating activities amounted to RMB3.8 billion (US$549 million) for the six months ended June 30, 2019, which was primarily attributable to (i) our net income of RMB4.2 billion (US$610 million) in the six months ended June 30, 2019; (ii) an add-back of RMB1.8 billion (US$261 million) in non-cash expense/loss items primarily related to share-based compensation expenses and depreciation expenses; (iii) an increase in accounts payable of RMB1.2 billion (US$181 million), primarily due to an increase in revenue of accommodation reservation, transportation ticketing and packaged-tour services, as we are generally entitled to certain credit terms from our suppliers; (iv) an increase in advances from customers of RMB1.2 billion (US$178 million), primarily due to an increase in demand for packaged-tour, transportation ticketing and accommodation services; and (v) an increase in other payable and accruals of RMB670 million (US$99 million) primarily due to the increase in accrued advertising expenses. These increases were partially offset by (i) an increase in accounts receivables of RMB2.3 billion (US$337 million), primarily due to an increase of demand for corporate travel management services and credit card payments from our individual customers for transportation ticket booking; (ii) an increase in changes in fair value for equity investments measured at fair value of RMB2.2 billion (US$323 million) as well as the impact of settlement of provision and contingent liability balances related to an equity method investment of RMB0.6 billion (US$88 million); and (iii) an increase in due from related parties of RMB711 million (US$104 million).

Investing activities

Net cash used in investing activities amounted to RMB2.5 billion (US$358 million) for the six months ended June 30, 2019, compared to net cash used in investing activities of RMB6.0 billion in the same period of 2018. The decrease in the six months ended June 30, 2019 was primarily due to a decrease in investments and acquisitions.

Financing activities

Net cash used in financing activities amounted to RMB169 million (US$25 million) for the six months ended June 30, 2019, compared to net cash provided by financing activities of RMB8.3 billion in the same period of 2018.Net cash used in financing activities in the six months ended June 30, 2019 was mainly due to the prepayment of short-term bank borrowings in an aggregate amount of RMB1.3 billion (US$187 million), partially offset by cash received from long-term bank borrowings in an aggregate amount of RMB493 million (US$72 million).

Capital expenditures

As of June 30, 2019, our primary capital commitment was RMB28 million (US$4 million) in connection with capital expenditures of property, equipment and software.

Contractual obligations

The following sets forth our contractual obligations as of December 31, 2018:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(RMB in millions)
Convertible senior notes with principal and interest	27,942	3,802	9,786	7,211	7,143
Term loans and other debt, with principal and interest	35,086	26,605	7,151	1,329	1
Operating lease obligations	997	335	379	169	114
Purchase obligations	17	12	5	—	—
Total	64,042	30,754	17,321	8,709	7,258

Our 2020 notes will mature in July 2020, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 9.1942 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2020 notes bear interest at a rate of 1.00% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

Our 2022 notes will mature in September 2022, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 15.2688 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2022 notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017.

Our 2025 notes will mature in July 2025, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 9.3555 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2025 notes bear interest at a rate of 1.99% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

The 2019 Booking notes matured in August 2019 without the holder electing to convert any portion of the notes into our ADSs. As of result, the note has been paid in full.

The 2020 Booking notes will mature in May 2020, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 9.5904 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2020 Booking notes bear interest at a rate of 1.00% per year which will be paid semiannually beginning on November 29, 2015.

The 2022 Booking notes will mature in September 2022, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 15.2688 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2022 Booking notes bear interest at a rate of 1.25% per year, payable semi-annually beginning on March 15, 2017.

The 2025 Booking notes will mature in December 2025, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 14.6067 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2025 Booking notes bear interest at a rate of 2.00% per year which will be paid semi-annually beginning on June 11, 2016.

The Hillhouse 2025 notes will mature in December 2025, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 14.6067 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The Hillhouse 2025 notes bear interest at a rate of 2.00% per year which will be paid semi-annually beginning on June 11, 2016.

As of December 31, 2018, we had short-term bank borrowings of RMB25.1 billion in aggregate, of which RMB9.5 billion were collateralized by bank deposits of RMB1.5 billion classified as restricted cash and/or short-term investment of RMB8.8 billion. The weighted average interest rate for the outstanding borrowings was 4.09%.

As of December 31, 2018, we obtained long-term borrowings of RMB8.0 billion in aggregate collateralized by bank deposits, properties and/or stock at one or more of our wholly-owned subsidiaries. The interest rate for the outstanding borrowings was from 1.9% to 7.0%.

As of December 31, 2018, our term loans and other debt also included securitization debt, represented by the revolving debt securities which are collateralized by the receivable related to financial services. The revolving debt securities have the terms ranged from six months to one year with the annual interest rate from 4.55% to 5.80%. The revolving debt securities do not contain significant covenants.

Operating lease obligations for the years 2019, 2020, 2021, 2022, 2023 and thereafter are RMB335 million, RMB225 million, RMB154 million, RMB96 million, RMB73 million and RMB114 million, respectively. Rental expenses amounted to RMB378 million, RMB445 million and RMB502 million for the years ended December 31, 2016, 2017 and 2018, respectively. Rental expense is charged to the statements of income and comprehensive income when incurred.

While the table above indicates our contractual obligations as of December 31, 2018, the actual amounts we are eventually required to pay may be different in the event that any agreements are renegotiated, cancelled or terminated.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019:

You should read this table in conjunction with our consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2018 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and our unaudited interim consolidated financial statements and related notes for the six months ended June 30, 2018 and 2019 and as of June 30, 2018 and 2019 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on September 25, 2019, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2019
	Actual		As adjusted
	RMB	US$	RMB	US$
	(in millions)
Long-term debt(1):
Long-term borrowings, excluding current portion	7,277	1,060	7,277	1,060
2020 1% Convertible Senior Notes	4,805	700	4,805	700
2025 1.99% Convertible Senior Notes	2,746	400	2,746	400
Booking 2% Convertible 2025 Notes	3,433	500	3,433	500
Hillhouse 2% Convertible 2025 Notes	3,433	500	3,433	500
Less: Debt issuance cost	(20)	(3)	(20)	(3)
Shareholders’ equity:
Share Capital	5	1	5	1
Additional paid-in capital(1)	74,915	10,913	74,915	10,913
Statutory reserves	484	70	484	70
Accumulated other comprehensive loss	(1,369)	(200)	(1,369)	(200)
Retained Earnings	20,153	2,936	20,153	2,936
Treasury Stock	(2,111)	(307)	(2,111)	(307)

Total shareholders’ equity	92,077	13,413	92,077	13,413
Noncontrolling interests	1,985	289	1,985	289
Total shareholders’ equity	94,062	13,702	94,062	13,702
Total capitalization	115,736	16,859	115,736	16,859

Note:

(1)

In accordance with ASC 470-20, a convertible debt instrument (such as the notes) that may be wholly or partially settled in cash is required to be separated into debt and equity components. Upon issuance, a debt discount, if any, is recognized as a decrease in debt component and an increase in equity which should be reflected as an increase in additional paid-in capital and the debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay. The debt component amount shown as the long-term debt in the as adjusted information in the table above for the notes does not reflect the application of ASC 470-20, and only reflects the aggregate principal amount of the notes, net of debt issuance costs, without reflecting the debt discount and any tax impact.

PRINCIPAL AND SELLING SHAREHOLDERS

As of the date of this prospectus supplement, our authorized share capital is US$1,750,000 consisting of 175,000,000 ordinary shares with a par value of US$0.01 each, of which 73,552,185 shares are issued and outstanding.

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus supplement, taking into account the aggregate number of ordinary shares underlying the share options and restricted share units that were outstanding as of, and exercisable within 60 days after the date of this prospectus supplement, by each of our directors, officers and principal shareholders.

This prospectus relates to the proposed sale in the form of ADSs of up to 3,913,044 ordinary shares held by the Selling Shareholder after the date of this prospectus. We are registering such shares covered by this prospectus supplement on behalf of the Selling Shareholder pursuant to the registration rights granted to the Selling Shareholder.

	Ordinary shares beneficially owned prior to this offering(1)		Maximum number of ordinary shares being offered		Ordinary shares beneficially owned after this offering(1)
	Number	%(2)	Number	%(2)	Number	%(2)
Directors and senior management:
James Jianzhang Liang(3)	1,591,071	2.1%			1,591,071	2.1%
Min Fan(4)	1,316,939	1.8%			1,316,939	1.8%
Jane Jie Sun(5)	859,184	1.2%			859,184	1.2%
Neil Nanpeng Shen(6)	*	*			*	*
Cindy Xiaofan Wang(7)	*	*			*	*
Other directors and executive officers as a group, each of whom individually owns less than 0.1%	*	*			*	*
All directors and officers as a group(8)	4,218,713	5.6%			4,218,713	5.6%
Principal and selling shareholders:
Baidu Entities(9)	13,144,917.5	17.9%	3,913,044	5.3%	9,231,873.50	12.6%
Baillie Gifford & Co (Scottish Partnership)(10)	6,026,364	8.2%			6,026,364	8.2%
Booking Entities(11)	4,264,102.75	5.8%			4,264,102.75	5.8%
Naspers Entities(12)	4,108,831	5.6%			4,108,831	5.6%
T. ROWE PRICE ASSOCIATES, INC.(13)	4,072,481	5.5%			4,072,481	5.5%

*	Less than one percent of our total outstanding share capital.

Notes:

(1)	Beneficial ownership is determined in accordance with the SEC rules, and includes voting or investment power with respect to the securities.
(2)

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of ordinary shares outstanding as of the date of this prospectus supplement, the number of ordinary shares underlying share options held by such person or group that were exercisable within 60 days after the date of this prospectus supplement, and the number of ordinary shares in the form of ADSs assuming full conversion of notes held by such person or group to ADSs at the initial conversion rate.

(3)

Includes 782,871 ordinary shares held by Mr. Liang and 808,200 ordinary shares that were issuable upon exercise of options exercisable within 60 days after The date of this prospectus supplement held by Mr. Liang.

(4)

Includes 997,739 ordinary shares held Mr. Fan and 319,200 ordinary shares that were issuable upon exercise of options exercisable within 60 days after The date of this prospectus supplement held by Mr. Fan.

(5)	Includes 152,984 ordinary shares held by Ms. Sun and 706,200 ordinary shares that were issuable upon exercise of options exercisable within 60 days after The date of this prospectus supplement.
(6)	Mr. Shen’s business address is Suite 2215, Two Pacific Place, 88 Queensway Road, Hong Kong.
(7)	Mrs. Wang’s business address is 968 Jin Zhong Road, Shanghai.
(8)

Includes 2,207,015 ordinary shares and 2,011,698 ordinary shares that were issuable upon exercise of options exercisable within 60 days after The date of this prospectus supplement held by all of our current directors and executive officers, as a group.

(9)

Includes 13,144,917.5 ordinary shares (including 991,852.5 ordinary shares represented by ADSs) beneficially owned as of September 12, 2016 by Baidu Holdings Limited, a wholly-owned subsidiary of Baidu, Inc. (collectively, “Baidu Entities”). Information regarding beneficial ownership is reported as of September 12, 2016, based on the information contained in the Schedule 13D/A filed by Baidu Entities with SEC on September 14, 2016. Please see the Schedule 13D/A filed by Baidu Entities with SEC on September 14, 2016 for information relating to Baidu Entities. The address for Baidu Holdings Limited is c/o Baidu, Inc., No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the People’s Republic of China, and the address for Baidu, Inc. is No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the People’s Republic of China.

(10)

Includes 6,026,364 ordinary shares represented by ADSs held by Baillie Gifford & Co (Scottish Partnership). Information regarding beneficial ownership is reported as of December 31, 2018, based on the information contained in the Schedule 13G/A filed by Baillie Gifford & Co (Scottish Partnership) with SEC on January 24, 2019. Please see the Schedule 13G/A filed by Baillie Gifford & Co (Scottish Partnership) with SEC on January 24, 2019 for information relating to Baillie Gifford & Co (Scottish Partnership). The address for Baillie Gifford & Co (Scottish Partnership) is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, the United Kingdom.

(11)

Includes 2,704,069 ordinary shares represented by ADSs held by Booking Holdings Treasury Company, or BHTC, a Delaware corporation, an indirectly wholly-owned subsidiary of Booking Holdings Inc. (formerly known as The Priceline Group Inc.), or Booking, and an aggregate of 1,560,033.75 ordinary shares represented by ADSs issuable to BHTC upon conversion of the convertible notes subscribed for and purchased from the Company on May 29, 2015, December 11, 2015 and September 12, 2016 and later transferred to BHTC in December 2018. BHTC and Booking are collectively referred to as Booking Entities in this prospectus supplement. Information regarding beneficial ownership is reported as of August 8, 2019, based on the information contained in the Schedule 13D/A filed by the Booking Entities with SEC on August 8, 2019. The address for Booking is c/o Booking Holdings Inc., 800 Connecticut Avenue, Norwalk, CT 06854, the United States.

(12)

Includes 4,108,831 ordinary shares held by MIH Internet SEA Private Limited, or MIH, a limited liability company organized under the laws of Singapore. MIH is a 91.29% subsidiary of MIH B2C Holdings B.V., a private limited liability company organized under the laws of The Netherlands. MIH B2C Holdings B.V. is a wholly owned subsidiary of Myriad International Holdings B.V., a private limited liability company organized under the laws of The Netherlands, which is a wholly owned subsidiary of MIH Holdings (Pty) Limited, a limited liability company organized under the laws of the Republic of South Africa, which is a wholly owned subsidiary of Naspers, a limited liability company organized under the laws of the Republic of South Africa. Naspers is a widely held company listed on the Johannesburg Stock Exchange. MIH and Naspers are collectively referred to as Naspers Entities in this prospectus supplement. Information regarding beneficial ownership is reported as of September 5, 2019, based on the information contained in the Schedule 13D filed by the Naspers Entities with SEC on September 5, 2019.

(13)

Includes 4,072,481 ordinary shares represented by ADS held by T. ROWE PRICE ASSOCIATES, INC. Information regarding beneficial ownership is reported as of December 31, 2018, based on the information contained in the Schedule 13G/A filed by T. ROWE PRICE ASSOCIATES, INC. with SEC on February 14, 2019. Please see the Schedule 13G/A filed by T. ROWE PRICE ASSOCIATES, INC. with SEC on February 14, 2019 for information relating to T. ROWE PRICE ASSOCIATES, INC. The address for T. ROWE PRICE ASSOCIATES, INC. is 100 E. Pratt Street, Baltimore, Maryland 21202, the United States.

DIVIDEND POLICY

During the past five years, we have not distributed dividends to our shareholders of record.

We have received dividends from our subsidiaries, which have received consulting or other fees from our consolidated affiliated Chinese entities. In accordance with current Chinese laws and regulations, our subsidiaries and affiliated entities in China are required to allocate to their general reserves at least 10% of their respective after-tax profits for the year determined in accordance with Chinese accounting standards and regulations. Each of our subsidiaries and affiliated entities in China may stop allocations to its general reserve if such reserve has reached 50% of its registered capital. In addition, our subsidiaries in China, including Ctrip Computer Technology, Ctrip Travel Information and Ctrip Travel Network, are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends.

Our board of directors has complete discretion as to whether we will distribute dividends in the future, subject to Cayman Islands law. Under Cayman Islands law, our company may pay dividends only out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors determines to distribute dividends, the form, frequency and amount of our dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, potential tax implications and other factors as the board of directors may deem relevant. Any dividend we declare will be paid to our registered shareholders, and all dividends payable in respect of our shares represented by ADSs will be paid to the depositary as the registered holder of such shares. The depositary will then distribute such dividends to the holders of ADSs, subject to the terms of the deposit agreement, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of our ADSs. Cash dividends on our ordinary shares, including those represented by the ADSs, if any, will be paid in U.S. dollars.

UNDERWRITING

We, the Selling Shareholder, and Goldman Sachs (Asia) L.L.C. and J.P. Morgan Securities LLC, as the underwriters, have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the terms and conditions stated in the underwriting agreement dated                , 2019, each underwriter named below has severally agreed to purchase, and the Selling Shareholder has agreed to sell to that underwriter, the number of our ADSs set forth opposite the underwriter’s name.

Underwriter	Number of ADSs
Goldman Sachs (Asia) L.L.C.
J.P. Morgan Securities LLC
Total

The underwriters have an option to buy up to an additional                ADSs from the Selling Shareholder solely to cover over-allotments. The underwriters may exercise that option for 30 days from the date of this prospectus supplement. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter’s initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs or that are the subject of this offering.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriter by the Selling Shareholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional                ADSs.

	Paid by Selling Shareholder No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the ADSs are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

The underwriters are committed to purchase all the ADSs offered by the Selling Shareholder if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Our total expenses for this offering are estimated to be approximately US$1.3 million, including an SEC registration fee of US$0.2 million, legal and accounting fees and expenses of approximately US$1.0 million and miscellaneous fees and expenses of approximately US$0.1 million. All amounts are estimated except for the SEC registration fee.

We and the Selling Shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We and the Selling Shareholder, have agreed, for a period of 90 days and 180 days, respectively, after the date of this prospectus supplement, not to, without the prior consent of the underwriters, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into, or exercisable or exchangeable for, ordinary shares or ADSs, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or the ADSs or such other securities, or file or participate in the filing of a registration statement with the SEC in respect of such ordinary shares or ADSs or securities, subject to certain exceptions. In addition, the Selling Shareholder has agreed not to, for a period of 180 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs. The underwriters, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than each of the underwriters’ option to purchase additional ADSs from the Selling Shareholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the ADSs made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ Global Select Market, in the over-the-counter market or otherwise.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

A prospectus supplement in electronic format will be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may distribute this prospectus supplement electronically. The underwriters may agree to allocate a number of ADSs for sale to its online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, no offer of ADSs may be made to the public in that Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Member State, or where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Member State at any time under the following exceptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150, natural or legal persons in a Member State (other than qualified investors as defined in the Prospectus Regulation); or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall result in the requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation or any measure implementing the Prospectus Regulation in a Member State or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquired ADSs or to whom any offer is made will be deemed to have represented, warranted, acknowledged and agreed to and with us that it is a “qualified investor” within the meaning of the Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, such financial intermediary will also be deemed to have represented, warranted, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale. We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

For the purposes of this provision, the expression “an offer to the public” in relation to any ADSs in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time including by any subsidiary legislation as may be applicable at the relevant time (together, the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in the Cayman Islands

This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriter has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Notice to Prospective Investors in China

This prospectus supplement will not be circulated or distributed in the PRC and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

TAXATION

Cayman Islands Taxation

According to Maples and Calder (Hong Kong) LLP, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaty with any country that is applicable to any payments made to or by us.

We have received an undertaking from the Governor in Council of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1995 Revision) of the Cayman Islands, for a period of 20 years from 14 March, 2000, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of our company or (ii) by way of the withholding in whole or in part of any payment of dividend or other distribution of income or capital by our company to our members or any payment of principal or interest or other sums due under a debenture or other obligation of our company.

PRC Taxation

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. Under the EIT Law, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws. Some of our subsidiaries in China are considered FIEs and are directly held by our subsidiaries in Hong Kong. According to the currently effective tax treaty between China and Hong Kong, dividends payable by an FIE in China to a company in Hong Kong which directly holds at least 25% of the equity interests in the FIE will be subject to a withholding tax of 5%. In February 2009, the SAT issued a new notice, or Notice No. 81. According to Notice No. 81, in order to enjoy the preferential treatment on dividend withholding tax rates, an enterprise must be the “beneficial owner” of the relevant dividend income, and no enterprise is entitled to enjoy preferential treatment pursuant to any tax treaties if such enterprise qualifies for such preferential tax rates through any transaction or arrangement, the major purpose of which is to obtain such preferential tax treatment. The tax authority in charge has the right to make adjustments to the applicable tax rates, if it determines that any taxpayer has enjoyed preferential treatment under tax treaties as a result of such transaction or arrangement. In February 2018, SAT issued SAT Notice No. 9, which came into effect on April 1, 2018, and stipulated that a “beneficial owner” refers to a person who has ownership and disposal rights to the income or any rights and assets arising from such income, and the tax authority has discretion to determine whether or not an enterprise is a “beneficial owner.” However, since SAT Notice No. 9 is newly issued, it remains unclear how the PRC tax authorities will implement SAT Notice No. 9 in practice and to what extent it will affect the dividend withholding tax rates for dividends distributed by our PRC subsidiaries to our Hong Kong subsidiary. If the relevant tax authority determines that our Hong Kong subsidiary is a conduit company and does not qualify as the “beneficial owner” of the dividend income it receives from our PRC subsidiaries, the higher 10% withholding tax rate will apply to such dividends.

Under the EIT Law, an enterprise established outside of China with its “de facto management body” within China is considered a resident enterprise and will be subject to enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. If the PRC tax authorities determine that we should be classified as a resident enterprise, our global income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

In addition, if we are considered a PRC resident enterprise under the EIT Law, holders of notes who are non-resident enterprises may be subject to PRC withholding tax on interest paid by us and PRC enterprise income tax on any gains realized from the transfer of notes, if such income or gain is considered to be derived from sources within China, at a rate of 10% (or lower rate if available under an applicable tax treaty). Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the notes or any gains realized from the transfer of notes to be income derived from sources within China, such interest earned by non-PRC resident individuals may be subject to PRC withholding tax and such gain realized by non-PRC resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty). If we are not deemed a PRC resident enterprise, non-PRC resident enterprise and non-PRC resident individual holders of the notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, the notes.

Moreover, under the EIT Law, foreign ADS holders that are non-PRC resident enterprises may be subject to a 10% withholding tax upon dividends payable by a Chinese entity and gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is considered as income derived from within China. Any such tax will reduce the returns on your investment in the ADSs.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that will hold our ADSs or ordinary shares as “capital assets” (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, or Regulations, published positions of the Internal Revenue Service, or the Service, court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to U.S. Holders in light of their particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies and other financial institutions;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding our ADSs or ordinary shares as part of a “straddle,” conversion or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons that actually or constructively own 10% or more of our equity (by vote or value).

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations (other than the discussion below relating to certain withholding rules and the U.S.-PRC income tax treaty, or the Treaty) or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. U.S. Holders should consult their tax advisors concerning the U.S. federal income tax considerations to them in light of their particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding our ADSs or ordinary shares should consult their tax advisors regarding the tax considerations generally applicable to them of the ownership and disposition of our ADSs or ordinary shares.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms. If a U.S. Holder holds ADSs, such holder should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld if we are deemed to be a PRC resident enterprise under PRC tax law) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in a U.S. Holder’s gross income as dividend income on the day actually or constructively received by such holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as dividend income for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations under the Code.

Individuals and other non-corporate recipients will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the Treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Our ADSs, but not our ordinary shares, are listed on the Nasdaq Global Select Market so we anticipate that our ADSs should qualify as readily tradable on an established securities market in the United States, although there can be no assurances in this regard.

In the event that we are deemed to be a PRC resident enterprise under PRC tax law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. If we are deemed to be a PRC resident enterprise, we may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends will generally be treated as income from foreign sources and will generally constitute passive category income. Depending on a U.S. Holder’s particular circumstances, such holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. If a U.S. Holder does not elect to claim a foreign tax credit for foreign tax withheld, such holder is permitted instead to claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Taxable Dispositions

Subject to discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other taxable disposition of our ADSs or ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and such holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the ADSs or ordinary shares for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the Treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders should consult their tax advisors regarding the tax considerations if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as a non-passive asset. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our consolidated affiliated Chinese entities as being owned by us for U.S. federal income tax purposes because we control their management decisions and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our consolidated affiliated Chinese entities for U.S. federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable years.

Assuming we are the owner of our consolidated affiliated Chinese entities for U.S. federal income tax purposes, based on our income and assets, and the value of our ADSs, we do not believe that we should be classified as a PFIC for our current taxable year and do not expect to be a PFIC for any future taxable years. Although we do not anticipate becoming a PFIC, changes in the nature of our income or assets or the value of our ADSs may cause us to become a PFIC for the current or any subsequent taxable year. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to expend significant amounts of cash for working capital or other purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, such holder will be subject to special tax rules with respect to any “excess distribution” that such holder receives and any gain such holder realizes from a sale or other disposition (including a pledge) of our ADSs or ordinary shares, unless such holder makes a “mark-to-market” election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions such holder received during the shorter of the three preceding taxable years or such holder’s holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over such holder’s holding period for the ADSs or ordinary shares;

•

amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

•

amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-U.S. subsidiaries are also PFICs, such holder will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If a U.S. Holder makes a valid mark-to-market election for the ADSs, such holder will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of such holder’s taxable year over such holder’s adjusted basis in such ADSs. The U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs included in the U.S. Holder’s income for prior taxable years. Amounts included in the U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such gain or loss amounts. If a U.S. Holder makes a valid mark-to-market election, and we subsequently cease to be classified as a PFIC, such holder will not be required to take into account the mark-to-market income or loss described above during any period that we are not classified as a PFIC.

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable Regulations. Our ADSs are listed on the Nasdaq Global Select Market, which is a qualified exchange for these purposes, and, consequently, assuming that the ADSs are regularly traded, it is expected that the mark-to-market election would be available to U.S. Holders of ADSs (but not our ordinary shares) if we are or become a PFIC. Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections in the event that we are classified as a PFIC.

If we are classified as a PFIC, a U.S. Holder must file an annual report with the IRS. U.S. Holders should consult their tax advisors concerning the U.S. federal income tax considerations of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC, including the unavailability of a qualified electing fund election, the possibility of making a mark-to-market election and the annual PFIC filing requirements, if any.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Jingtian & Gongcheng Attorneys at Law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Jingtian & Gongcheng Attorneys at Law with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Ctrip.com International, Ltd., and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 11th  Floor, PricewaterhouseCoopers Centre, 202 Hu Bin Road, Shanghai 200021, China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is www.ctrip.com. The information contained on, or linked from, our website is not a part of this prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.

We incorporate by reference the documents listed below in this prospectus supplement:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 15, 2019, as amended;

•	our current report on Form 6-K furnished to the SEC on September 25, 2019, including exhibits thereto;

•

the description of the securities contained in our registration statement on Form 8-A filed on November 25, 2003 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•

the description of the securities contained in our registration statement on Form 8-A filed on November 23, 2007 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

with respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Ctrip.com International, Ltd.

99 Fu Quan Road

Shanghai 200335, People’s Republic of China

Tel: (+86 21) 3406-4880

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Ctrip.com International, Ltd.

ORDINARY SHARES

We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our ordinary shares held by them. The selling shareholders may sell shares of our ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our ordinary shares by the selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 29 of this prospectus.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “CTRP.” On September 24, 2019, the last reported sale price of the ADSs on the Nasdaq Global Select Market was $31.75 per ADS.

Investing in the ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:

(1) the terms “we,” “us,” “our company,” “our” and “Ctrip” refer to Ctrip.com International, Ltd., its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also include its affiliated Chinese entities;

(2) “shares” and “ordinary shares” refer to our ordinary shares, par value US$0.01 per ordinary share;

(3) “ADSs” refers to the American depositary shares, each of which represents 0.125 of an ordinary share;

(4) “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau, and “Greater China” refers to the People’s Republic of China, Taiwan, Hong Kong and Macau; and

(5) all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our ability to continue to control costs and maintain profitability; and

•	the expected growth in the overall economy and demand for travel services in China.

The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement, including the following risks:

•	slow-down of economic growth in China and the global economic downturn may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability;

•	general declines or disruptions in the travel industry may materially and adversely affect our business and results of operations;

•	the trading price of the ADSs has been volatile historically and may continue to be volatile regardless of our operating performance;

•

if we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances similar to those we currently have, our business may suffer;

•	if we fail to further increase our brand recognition, we may face difficulty in retaining existing and acquiring new business partners and customers, and our business may be harmed;

•	if we do not compete successfully against new and existing competitors, we may lose our market share, and our business and results of operations may be materially and adversely affected;

•	our business could suffer if we do not successfully manage current growth and potential future growth;

•

our strategy to acquire or invest in complementary businesses and assets involves significant risks and uncertainty that may prevent us from achieving our objectives and harm our financial condition and results of operations;

•	our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China;

•	our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete;

•	our business depends substantially on the continuing efforts of our key executives, and our business may be severely disrupted if we lose their services;

•	inflation in China may disrupt our business and have an adverse effect on our financial condition and results of operations; and

•

if the ownership structure of our consolidated affiliated Chinese entities and the contractual arrangements among us, our consolidated affiliated Chinese entities and their shareholders are found to be in violation of any PRC laws or regulations, we and/or our consolidated affiliated Chinese entities may be subject to fines and other penalties, which may adversely affect our business and results of operations.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are a leading provider of online travel and related services including accommodation reservation, transportation ticketing, packaged tours and in-destination services, corporate travel management, and other travel-related services. We aggregate hotel and transportation information to enable business and leisure travelers to make informed and cost-effective bookings. We help leisure travelers book tour packages and guided tours, and help corporate clients effectively manage their travel requirements. In addition, we offer a variety of other travel-related services, including but not limited to travelers’ reviews, attraction tickets, travel-related financing, car services, travel insurance and visa services to meet the various booking and travelling needs of both leisure and business travelers. Since our inception in 1999, we have become one of the best-known travel brands in China capable of providing truly one-stop travel services. Our leading market position has been further strengthened by our investment in Qunar, one of the leading mobile and online commerce platforms for travel in China. Qunar has been operating independently as a travel service provider since the completion of our investment.

We pioneered the development of a reservation and fulfillment infrastructure that enables our customers to:

•	choose and reserve hotel rooms in cities throughout China and abroad;

•	book and purchase transportation tickets for domestic and international flights and/or trains;

•	choose and reserve packaged tours that include transportation and accommodations, as well as guided tours and other value-added services in some instances; and

•	book and purchase other travel-related services for their leisure and business travels.

Meanwhile, Qunar has continued its independent innovation of technology capabilities and leveraged its proprietary mobile applications, complementary SaaS system and search services to provide more efficient and comprehensive services and reinforce its network effect.

We target our services primarily at business and leisure travelers in China who do not travel in groups, catering to their increasing needs for both domestic and international travel, with an emphasis on the latter, which enables us to quickly adjust to the changing market environment. These types of travelers, who are referred to in the travel industry as frequent independent travelers, or FITs, and whom we refer to as independent travelers in this prospectus, form a traditionally under-served yet fast-growing segment of the China travel market, and we saw opportunities of growth from this segment’s need for international travel. We present substantially all of our revenues on a net basis as the travel supplier is primarily responsible for providing the underlying travel services and we do not control the service provided by the travel supplier to the traveler. Revenues are recognized at gross amounts where we undertake substantive inventory risks by pre-purchasing inventories, which constituted an increasingly signification part of our revenues in recent years. We derive our accommodation reservation, transportation ticketing and packaged-tour revenues mainly through commissions from our travel suppliers that are primarily based on the transaction value of the rooms, transportation tickets and packaged-tour products, respectively, booked through our services.

We believe that we are the largest consolidator of hotel accommodations in China in terms of the number of room nights booked. As of June 30, 2019, we had secured room supply relationships with approximately 1.4 million hotels in China and abroad, which covered a broad range of hotels in terms of prices and geographical locations. Through strategic cooperation arrangements with other leading online accommodation reservation service providers in recent years, we expanded our overseas hotel network by gaining access to more international hotels on these platforms through our accommodation reservation services. The quality and depth of our hotel supplier network enable us to offer our customers a wide selection of hotel accommodations. We believe our ability to offer reservations at highly rated hotels is particularly appealing to our customers. The hotel business of Qunar, which covers a wide range of hotels from upscale hotels to mass-market hotels to family-run and small boutique hotels, has begun to benefit from our hotel accommodation capabilities by accessing our high-end hotel supplies.

We believe that we are the largest consolidator of airline tickets and the top air tickets distribution agency in China in terms of the total number of airline tickets booked and sold through us. Our airline ticket suppliers include all major PRC airlines and over 300 international airlines that operate flights originating in cities at home and abroad, and offer over 3 million flight routes, connecting over 5,000 cities in approximately 200 countries. Partnering with over 1,000 third-party travel service providers, we are among the few airline ticket consolidators in China that maintain a centralized reservation system and ticket fulfillment infrastructure covering substantially all of the economically prosperous regions of China. Our customers can make flight reservations on their chosen routes through mobile platform, internet websites and customer service centers and arrange electronic payment. In addition, we provide the same levels of centralization and convenience to customers seeking to make reservations on their chosen train and bus routes. We believe that we have realized a notable innovation in our transportation ticketing services, namely, our integrated product offering of air, train and bus tickets.

Our continuing development of an advanced and centralized system further strengthens our cross-selling strategy. When users search for any of the three transportation products on our database, our system can automatically provide the recommendations to the other two transportation modes with the same dates, origins and destinations. This capability significantly helps our customers to streamline their decision-making process in searching for the most convenient, cost-efficient transportation. Moreover, Qunar’s proprietary technology systems and its own cross-selling capabilities provide alternatives to customers with diverse needs and preferences.

We also offer independent leisure travelers bundled packaged-tour products, including group tours, semi-group tours, customized tours and packaged tours with different transportation arrangements, such as flights, cruises, buses or car rental. We are the top packaged-tour operator in China in terms of online market share and most recognized brand in China’s outbound travel services. We also have offline stores to provide local service support and reach out to users who are otherwise difficult to be converted to customers through online channel, especially in the lower-tier cities in China. We provide integrated transportation and accommodation services through cooperation with over 18,000 platform partners, and offer a variety of value-added services including transportation at destinations, as well as attraction tickets, local activities, insurance, visa services and tour guides. We offer customers one-stop services to meet their needs before, during and after their trips. We also provide high quality customer services, supplier management and customer relationship management services. Our packaged-tour products cover a variety of domestic and international destinations.

We have been building up a multifaceted ecosystem within the travel section, and offer our services to customers through an advanced transaction and service platform consisting of our mobile platform, multi-lingual websites and our centralized, 24-hour customer service centers. We have built up an industry-leading mobile platform which enhances user experience and user engagement. We have had billions of cumulative downloads for our mobile application as of June 30, 2019. In addition, our 24-hour service centers, which provide responsive and high quality customer services, further differentiate us from other online travel service providers. In the six months ended June 30, 2019, transactions effected through our mobile channel accounted for over 80% of our transaction orders.

We operate an open platform to further bridge the gap between travelers and travel suppliers with a diverse range of products and services. Travel suppliers ranging from airlines and third-party travel agencies to e-commerce websites offering travel products and services can list their inventories on our open platform to expand their business opportunities. We also offer high quality supplier management services and technology and financial support to enhance supplier experience and encourage supplier participation on the open platform. In addition, we offer high quality customer service to travelers for all the products and services they purchase through our open platform. We believe that our open platform helps us expand the number and types of products and services available to travelers and enhance our price competitiveness, and further build and strengthen the vibrant travel ecosystem on our open platform.

Corporate Information

We commenced our business in June 1999. In March 2000, we established an exempted company with limited liability under the Companies Law in the Cayman Islands, Ctrip.com International, Ltd., as our new holding company. Since our inception, we have conducted the majority of our operations in China and expanded our operations overseas in 2009. Our principal executive offices are located at 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China, and our telephone number is +86 (21) 3406-4880. Our agent for service of process in the United States is Puglisi & Associates. Our principal website address is www.ctrip.com. The information on our websites should not be deemed to be part of this prospectus.

RISK FACTORS

Please see the factors set forth under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2018, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

At June 30, 2019, our authorized share capital is US$1,750,000 divided into 175,000,000 ordinary shares, par value US$0.01 each, 69,438,328 of which are issued and outstanding (excluding the 1,917,080 ordinary shares that we reserved for issuance upon the exercise of our outstanding options). As of the same date, there are 6,467,223 outstanding options and 579,618 restricted share units under our share incentive plans, which, once vested, are exercisable for the equivalent amount of our ordinary shares. We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association and the Companies Law (2018 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless before or on the declaration of the result of, the show of hands, a poll is demanded. A poll may be demanded by the chairman of our board of directors or any other shareholder or shareholders collectively present in person or by proxy and holding at least ten percent of the shares giving a right to attend and vote at the meeting.

A quorum required for a meeting of shareholders consists of at least two shareholders (or, if our company has only one shareholder, that one shareholder) holding at least one-third of the outstanding voting shares in our company, present or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than ten percent in par value of our voting share capital. Advance notice of at least seven days is required for the convening of any of our shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for matters such as a change of name or amending the memorandum and articles of association. Holders of the ordinary shares may by ordinary resolution, among other things, make changes in the amount of our authorized share capital and consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital and cancel any authorized but unissued shares.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on the terms that such shares are subject to redemption, at our option or at the option of the holders thereof on such terms and in such manner as may be determined, prior to the issue of such shares, by special resolution. Our company may also repurchase any of our shares (including redeemable shares) provided that the manner of such purchase has been authorized by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption of repurchase, or out of capital if our company shall, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Shareholder Rights Plan

On November 23, 2007, our board of directors declared a dividend of one ordinary share purchase right, or a Right, for each of our ordinary shares outstanding at the close of business on December 3, 2007. As long as the Rights are attached to the ordinary shares, we will issue one Right (subject to adjustment) with each new ordinary share so that all such ordinary shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one ordinary share at a price of US$700 per ordinary share, subject to adjustment. On August 7, 2014, we entered into a First Amendment and, subsequently on the same day, a Second Amendment to the Rights Agreement dated as of November 23, 2007 between the Bank of New York Mellon and us. Through these two amendments, we (a) extended the term of our rights plan for another ten years and the Rights will expire on August 6, 2024, subject to the right of our board of directors to extend the rights plan for another ten years prior to its expiration; and (b) modified the trigger threshold of the Rights to allow more flexibility. Specifically, shareholders who file or are entitled to file beneficial ownership statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Exchange Act, typically institutional investors with no intention to acquire control of the issuer, will be able to beneficially own up to 20% of our total outstanding shares before the Rights are triggered, while all other shareholders must maintain their beneficial ownership at a level below 10% of our total outstanding shares before the Rights are triggered, among other things. Certain named shareholders are defined as “Exempted Person” as long as their beneficial ownership do not exceed 10% of our total outstanding shares. On May 29, 2015, October 26, 2015, December 23, 2015 and August 30, 2019, we entered into a Third Amendment, a Fourth Amendment, a Fifth Amendment and a Sixth Amendment to the Rights Agreement with the Bank of New York Mellon, respectively, for the purposes of amending the definition of “Exempted Person.” Accordingly, (i) in so far as Priceline and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term “Exempt Person” will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed fifteen percent (15%) of the ordinary shares then outstanding in the aggregate, (ii) in so far as Baidu and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term “Exempt Person” will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the ordinary shares then outstanding in the aggregate, and (iii) in so far as Naspers Limited, MIH Internet SEA Private Limited and any of their subsidiaries are concerned in connection with the determination of Exempt Person, the term “Exempt Person” will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed eleven present (11%) of the ordinary shares then outstanding in the aggregate.

Registered Office and Objects

Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law, as amended from time to time, or any other law of the Cayman Islands.

Board of Directors

Our board of directors currently consists of nine directors. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party. A director may vote with respect to any contract, proposed contract or arrangement in which he or she is materially interested as long as he or she has made a declaration of the nature of such interest. A director is not required to hold any shares in our company by way of qualification, and there is no requirement for a director to retire at any age limit.

We have a compensation committee that assists the board in reviewing and approving the compensation structure and form of compensation of our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures set out in the Companies Law, subject to certain exceptions. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary of it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a class action against, or derivative actions in the name of, our company to challenge:

(a) an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders,

(b) act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and

(c) an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association require us to indemnify our officers and directors for losses, damages or liabilities incurred or sustained in the execution or discharge of his duties, powers, authorities or discretions as such unless such losses, damages or liabilities arise from dishonesty, wilful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding not less than ten per cent. in par value of the capital of the Company attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition a shareholder’s meeting, in which case our directors shall convene an extraordinary general meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) gives notice to the Company that he resigns the office of director, (ii) if he absents himself (without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office, (iii) if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally, or (iv) if he is found to be or becomes of unsound mind.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to the Company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions are bona fide in the best interests of the Company and are entered into for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (except for our memorandum and articles of association). However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

History of securities issuances

The following is a summary of securities issuances by in the past three years.

2019 share exchange with Naspers. In August 2019, we completed a share exchange transaction with Naspers Limited (“Naspers”) and its affiliates, pursuant to which we issued 4,108,831 ordinary shares to Naspers in exchange of 1,130,556 ordinary shares, $0.0005 par value per share, and 42,638,206 Class B convertible ordinary shares, $0.0005 par value per share, of MakeMyTrip Limited beneficially owned by Naspers. Immediately after the closing of the transaction, Naspers owned approximately 5.6% of our outstanding ordinary shares, and we owned ordinary shares and class B shares of MakeMyTrip, representing approximately 49.0% of MakeMyTrip’s total voting power.

2017 convertible bond conversion. In June 2017, we exchanged with a limited number of holders of the Company’s 1.25% convertible senior notes due October 15, 2018 (the “2018 Notes”) approximately US$327 million aggregate principal amount of the outstanding 2018 Notes for (i) approximately 8.3 million ADSs of the Company based on a conversion price of approximately US$39.19 per ADS and (ii) a cash amount inclusive of accrued and unpaid interest on the 2018 Notes. The issuance of the ADSs was made pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act, on the basis that these exchanges constituted the exchanges with existing holders exclusively in privately negotiated transactions.

2017 offering of ADSs. In February 2017, we offered a total of 3,556,992 ADSs, representing 444,624 of our ordinary shares to Silver Dromedary Limited, one of the special purpose vehicles that held the ADSs for the benefit of Qunar employees for share exchange.

2016 offering of ADSs and convertible senior notes. In September 2016, we completed the offering of an aggregate of 32,775,000 ADSs, comprised of a primary offering of 28,500,000 ADSs and an additional 4,275,000 ADSs in connection with the underwriters’ exercise of overallotment option, at US$45.96 per ADS, for an aggregate offering price of approximately US$1.5 billion (the “2016 ADS Offering”). Concurrently with the 2016 ADS Offering, we completed private placements of our ordinary shares with the respective subsidiaries of Baidu, Inc., or Baidu, and The Priceline Group Inc., or Priceline, at US$45.96 per ADS, at an aggregate investment amount of US$100 million and US$25 million, respectively, pursuant to exemptions from registration with the Securities and Exchange Commission, or the SEC, under Regulation S and Section 4(a)(2) of the Securities Act, respectively.

Concurrently with the 2016 ADS Offering, we also offered convertible senior notes due 2022 in the aggregate principal amount of US$975 million (the “2022 Notes”), comprised of a primary offering of the notes in the principal amount of US$900 million and an additional US$75 million in connection with the underwriters’ exercise of overallotment option. The 2022 Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The 2022 Notes will be convertible into Ctrip’s ADSs, based on an initial conversion rate of 15.2688 of our company’s ADSs per US$1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately US$65.49 per ADS). The conversion rate for the notes is subject to adjustment upon the occurrence of certain events. The 2022 Notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017. The 2022 Notes will mature on September 15, 2022, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date.

Concurrently with the offering of the 2022 Notes, we also completed a private placement of US$25 million aggregate principal amount of convertible notes due 2022, with a subsidiary of Priceline, pursuant to an exemption from registration with the SEC, under Section 4(a)(2) of the Securities Act. The terms and conditions of these convertible notes are substantially similar to the terms and conditions of the 2022 Notes.

Options and restricted share units. As of June 30, 2019, we granted options and restricted share units to purchase a total of 7,046,841 ordinary shares to some of our directors, officers and employees, without giving effect to options or restricted share units that were exercised, forfeited or terminated.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon is acting as the depositary for the ADSs. The depositary’s corporate trust office is at 101 Barclay Street, New York, New York 10286. Each ADS represents 0.125 of an ordinary share (or a right to receive 0.125 of an ordinary share). The ADSs will also any represent other securities, cash or other property that may be held by the depositary. The depositary appointed the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited as the custodian to safe keep the securities on deposit.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. However, as a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

We are providing ADS holders with this summary of the deposit agreement. As an ADS holder, you should read this summary together with the deposit agreement and the form of ADR. A copy of the deposit agreement is on file with the SEC as Exhibit 2.9 of our annual report on Form 20-F (file no. 001-33853) filed with the SEC on March 15, 2019. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also inspect a copy of the deposit agreement at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian under the deposit agreement, currently located at 1 Queen’s Road, Central, Hong Kong. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Dividends and other distributions

The depositary has agreed to pay to you, as an ADS holder, the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained without excessively burdensome or otherwise unreasonable efforts, or there are foreign exchange controls in place that prohibit such transfer, the deposit agreement allows The depositary to distribute RMB only to those ADS holders to whom it is possible to do so. It will hold RMB it cannot convert for the account of the ADS holders who have not been paid. It will not invest RMB and it will not be liable for interest.

Before making a distribution, any withholding taxes that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. if the exchange rates fluctuate during a time when The depositary cannot convert RMB, you may lose some or all of the value of the distribution.

•

Shares. The depositary may distribute additional ADSs representing any ordinary shares we may distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new ordinary shares.

•

Rights to purchase additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver the ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. In this case, the depositary may deliver the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

•

Other distributions. The depositary will send to you anything else we distribute on deposited securities by means it thinks are legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, withdrawal and cancellation

The depositary will deliver ADSs if you or your broker deposits ordinary shares. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

As an ADS holder, you may turn in your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the underlying ordinary shares to an account designated by you or at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting rights

As an ADS holder, you may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

•	describe the matters to be voted on; and

•

explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. the depositary will try, in compliance with Cayman Islands law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct or as described below.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy to such person in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have a material and adverse impact on our shareholders.

Notices and reports

The depositary will make available for inspection by registered holders at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from our company, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by our company. The depositary will also, upon our written request, send to the registered holders copies of such reports when furnished by our company pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by our company will be furnished in English.

Fees and expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion thereof)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.02(or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Converting foreign currency to U.S. dollars

• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary o the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, recapitalizations and mergers

If we:	Then:
• Changes the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	The depositary may, and will if we ask it to, deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective as to outstanding ADSs 30 days after the depositary notifies ADS holders of the amendment:

•	adds or increases fees or charges, except for:

•	taxes and other governmental charges;

•	registration fees;

•	cable, telex or facsimile transmission costs;

•	delivery costs or other such expenses; or

•	prejudices any important right of ADS holders.

At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. In such case, the depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

One year after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The depositary’s only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to the depositary.

Limitations on obligations and liability

The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing our obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary have agreed to indemnify each other under designated circumstances.

Requirements for depositary actions

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. Before the depositary will deliver the underlying ordinary shares to an account designated by you or register transfer of ADS, make a distribution on ADSs, or process a withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if the depositary or we think it advisable to do so.

Your right to receive the ordinary shares underlying your ADSs

You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary or we have closed its or our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or (3) we are paying a dividend on the ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

The right of withdrawal may not be limited by any other provision of the deposit agreement.

Inspection of register of holders of ADSs

You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/ Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commerical Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, including:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Our business is conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder and the number of shares of our ordinary shares beneficially owned by such ordinary shares. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any offering price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Institutional Investors

If indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, then payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Ctrip.com International, Ltd., and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the annual report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, 200120, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at ir.ctrip.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed on March 15, 2019, as amended;

•	Our current report on Form 6-K furnished to the SEC on September 25, 2019, including exhibit 99.1 thereto;

•

The description of the securities contained in our registration statement on Form 8-A filed on November 23, 2007 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•

The description of the securities contained in our registration statement on Form 8-A filed on November 25, 2003 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed on March 15, 2019, as amended, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Ctrip.com International, Ltd.

968 Jin Zhong Road

Shanghai 200335, People’s Republic of China

Tel: (86 21) 3406-4880

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.